2008 Ontario Budget

         CHAPTER I

         A STRONGER ONTARIO
--------------------------------------------------------------------------------------------------------------------------

SECTION A     STRONGER ONTARIO: BUILDING SKILLS AND CREATING JOBS

     The  skills  and  knowledge  of  Ontarians  are key to the  success  of the province's economy.  This Budget announces the government's new investments in the skills of Ontario's people.

     This  section  describes  how the  government  will  continue  to  build on commitments  made in the 2007 Throne Speech and Economic Outlook and Fiscal
     Review  by  encouraging  economic  growth  and  job  creation  through  its five-point economic plan:

     o    Investing in Skills and Knowledge  — A new $1.5 billion Skills to
          Jobs Action Plan that helps workers train for new careers and advances
          Ontario's  competitive  edge in skills  and  postsecondary  education.
          Combined with campus renewal capital  investment  included in the 2007
          Economic  Outlook and Fiscal  Review,  the  government is investing $2 billion in the Skills to Jobs Action Plan.

     o    Investing  in  Infrastructure   for  a  Stronger  Ontario  —  new
          investments of $1 billion in municipal infrastructure in 2007-08.

     o    Lowering  Business Costs — $750 million in tax reductions to help businesses  modernize,  primarily  benefiting  the  manufacturing  and resource sectors, over four years starting in 2007-08.

     o    Strengthening  the  Environment  for  Innovation  —  nearly  $300 million in new  investments  to build on and  support  the  province's innovation strengths.

     o    Forming Key Partnerships to Strengthen  Ontario —  moving forward with  major  new  economic  development  initiatives  such as the Next
          Generation of Jobs Fund,  Investment Ontario Inc. and  sector-specific support.

     This economic plan will help Ontario's  workers,  families,  businesses and communities make the transition to a new period of economic growth.

I. Investing in Skills and Knowledge
--------------------------------------------------------------------------------------------------------------------------

     The first priority of the Province's  five-point economic plan is investing in skills and knowledge. Ontario's skilled and highly educated workforce is a key economic  advantage and enhances  Ontario's position as a destination of choice for global investment.

     Many  high-growth   industries  —  such  as  information   technology,
     construction,  energy and health care — face a shortage of people with the right skills.  At the same time,  workers who have been affected by job loss due to changing economic conditions are looking for new opportunities.
     The challenge is to ensure that workers with the right skills are available when growing industries need them, while also giving unemployed workers the retraining they need to get new jobs in expanding areas of the economy.

     $1.5 Billion Skills to Jobs Action Plan

     To further enhance Ontario's skills and knowledge strategy and help workers get ahead,  this Budget  announces the Skills to Jobs Action Plan —  a new $1.5 billion investment over three years.  Combined with campus renewal capital investment included in the 2007 Economic Outlook and Fiscal Review, the government is investing $2 billion in the Skills to Jobs Action Plan.

     This plan provides:

     o    $560 million to support new skills for new careers
     o    $465 million to expand postsecondary student aid and programs
     o    $970 million to build places where students learn.

     The Skills to Jobs Action Plan  complements  the  government's  strategy to promote the success of industries that will provide the high-paying jobs of tomorrow, through such initiatives as the Next Generation of Jobs Fund, the
     Ontario   Automotive   Investment   Strategy   (OAIS)   and  the   Advanced
     Manufacturing  Investment  Strategy  (AMIS).  Details are provided later in this section, under Forming Key Partnerships to Strengthen Ontario.

     New Skills for New Careers

     This Budget announces $560 million over three years for skills training to:

     o    introduce a new Second Career Strategy to help workers affected by job loss train for new careers
     o    expand apprenticeships and improve equipment for student training
     o    support effective integration of newcomers in the job market
     o    support workplace training.

     This  skills  training  investment  builds  on over $1  billion  in  annual spending for Employment  Ontario,  the Province's training and job service, as well as over $400 million in annual spending for employment supports for newcomers and social assistance recipients.

     Second Career Strategy

     This Budget  introduces a new Second  Career  Strategy of $355 million over three years to help  unemployed  workers make the transition to new careers and  well-paying  jobs in growing  areas of the economy.  The strategy will offer one- or two-year skills training courses,  related needs-based income supports  and career  planning  services.  The  strategy  will help  20,000 unemployed workers who commit to a long-term training plan.

     The Second Career  Strategy  includes  Ontario's  Rapid  Re-Employment  and
     Training  Service,  which  provides job  counselling  assistance to workers affected by large layoffs.  In 2007, rapid re-employment teams provided 143 responses and assisted over 34,000 workers in  communities  such as London,
     Smiths Falls, Windsor,  Nipigon,  Hamilton,  Tillsonburg,  Guelph,  Kenora,
     Dubreuilville and Dryden.

     -------------------------------------------------------------------------------------------------------------------

     SECOND CAREER STRATEGY — EXAMPLES OF WORKERS IN TRANSITION TO NEW JOBS

     The  Second  Career  Strategy  will  provide   long-term   skills  training
     opportunities for 20,000 unemployed  workers,  including  financial support based on individual need.

     A Forestry Worker Moves to a New Job in Mining
     •    age 40, has Grade 12 diploma
     •    Return-to-Work Action Plan identifies surveyor as long-term goal
     •    attends  four-semester,   two-year  Mining  Engineering  Technician
          Program at a college
     •    Second Career Strategy provides $28,000 towards tuition,  and living and transportation allowances.

     A Manufacturing Worker Successfully Moves to a Skilled-Trades Job
     •    age  28,  completed  one  year  of  undergraduate   studies
     •    Return-to-Work  Action Plan  identifies  mechanical  technician  as long-term  goal
     •    attends  four-semester,  two-year Mechanical Technician Program at a college
     •    Second Career Strategy  provides  $25,000 towards tuition and living allowance.

     An Assembly Worker Successfully Studies to Be a Pharmaceutical Technician
     •    age 35, has Bachelor of Science from India
     •    Return-to-Work Action Plan identifies  pharmaceutical  technician as long-term goal
     •    attends  one-year  Pharmaceutical  Technician  Program at a private career college
     •    Second Career Strategy provides $20,000 towards tuition,  and living and dependant care allowances.

     A Cleaner Attains the Skills for a Job as a Gas and Oil Burner Technician
     •    age 25, has less than Grade 12 education
     •    Return-to-Work  Action Plan identifies gas and oil burner technician as long-term goal
     •    attends two-semester, one-year Gas and Oil Burner Technician Program at a college
     •    Second Career Strategy  provides  $16,500 towards tuition and living allowance.

     A Labourer Successfully Moves to an Accounting Clerk Job
     •    age 37, has Diploma in Computerized Accounting from China
     •    Return-to-Work  Action Plan identifies accounting clerk as long-term goal
     •    takes trainee position with local accountant to gain work experience and skills as an accounting clerk
     •    Second Career Strategy provides $7,000 to employer,  representing 50 per cent of the trainee wage for six months.

     A Machine Operator Prepares to Write Industry-Wide IT Certification Exam
     •    age 45, has college diploma in computer studies
     •    Return-to-Work   Action  Plan  identifies   network  technician  as
          long-term goal
     •    has  experience in computer  networking  but lacks IT  certification required by employers to work as network technician
     •    attends courses at a college to prepare for IT certification exam
     •    Second   Career   Strategy   provides   $3,000   towards   tuition.

     -------------------------------------------------------------------------------------------------------------------

     Expanding Apprenticeship

     [Chart 1, bar graph: New Apprentices.]

     This Budget  announces  an  investment  of $75 million  over the next three years,  rising to $50 million  annually by 2011-12,  to further  expand the number of Ontario apprentices.  This will increase the supply of workers in critical  trades  that are facing  shortages  or high  retirement  rates in industries  such as construction  and mining.  The new funding will support classroom training, expand  pre-apprenticeship  programs that prepare young people for their training and increase program completions.

     In Ontario,  about  110,000  apprentices  are learning a trade today —
     nearly  50,000  more than in 2002-03.  This  number  reflects a 52 per cent expansion  in annual  registrations,  from 17,100 to 26,000,  over the same period.  The  government's  new  goal  is to  increase  new  apprenticeship registrations by another 25 per cent, to 32,500 annually, by 2011-12.

     In addition,  the Apprenticeship  Enhancement Fund will provide $45 million over the next three years to buy  state-of-the-art  equipment  essential to the technical training of apprentices.

     In Ontario,  over 30,000 employers  actively  participate in apprenticeship training.  Employers  taking on  qualifying  apprentices  will  continue to benefit  from the  Apprenticeship  Training Tax Credit,  which  provided an estimated $70 million in 2007.

     -------------------------------------------------------------------------------------------------------------------

     TAX SUPPORT FOR SKILLS TRAINING

     Apprenticeship Training Tax Credit

     In 2004, Ontario introduced a new Apprenticeship Training Tax Credit (ATTC)
     to encourage  employers to hire and train  apprentices  in skilled  trades.
     This 25 per cent  refundable tax credit (30 per cent for small  businesses)
     is available to businesses on wages and salaries paid to qualifying Ontario apprentices  in the  construction,  industrial,  motive  power and  certain service trades.

     Cooperative Education Tax Credit

     Ontario  businesses  are  eligible for a 10 per cent (15 per cent for small businesses)  refundable  tax  credit  on the  wages  and  salaries  paid to qualifying  students  enrolled in a  recognized  postsecondary  cooperative education program.

     Tools Deduction for Tradespersons and Apprentice Vehicle Mechanics

     For Ontario  personal  income tax purposes,  tradespersons  and  registered apprentice  vehicle  mechanics may deduct up to $500 from their  employment income  for  the  cost  of  eligible  tools  exceeding  $1,019.  Registered apprentice vehicle mechanics may also, under certain  circumstances,  claim an additional tax deduction towards the total cost of eligible tools.

     -------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

$1.5 BILLION SKILLS TO JOBS ACTION PLAN

New  investments  of $1.5  billion  over the next three  years will build on the government's strategies for training and postsecondary education.  Combined with campus  renewal  capital  investment  included in the 2007 Economic  Outlook and
Fiscal  Review,  the  government  is  investing $2 billion in the Skills to Jobs
Action Plan.

New Skills for New Careers — $560 million over three years
•    $355  million over three years for a new Second  Career  Strategy to help 20,000 unemployed workers get long-term training for new careers
     •    Includes Rapid Re-Employment and Training Service to respond to major layoffs
•    $75 million over next three years to expand apprenticeship
     •    target of 32,500 new registrants  annually — a 25 per cent increase — by 2011-12
     •    expanded classroom training and pre-apprenticeship training
     •    new efforts to increase program  completions
     •    support to employers to ensure job placements
•    $45 million over three years for the Apprenticeship Enhancement Fund for state-of-the-art  training equipment
•    almost  $30  million  for  English  as  a  Second   Language  (ESL)
     enhancements and additional training services for new Canadians
•    $25  million  in  2007-08  for   employer-based   training  in  the
     manufacturing sector through the Yves Landry Foundation
•    $22.1 million in 2007-08 for the Toyota training centre in Cambridge and $700,000 for research
•    $5.6 million in 2007-08 for  Chrysler  Canada  employee  training in
     Etobicoke, Brampton and Windsor
•    service  delivery to be redesigned to improve  access for Employment
     Ontario.

Student Access, Student Excellence — $465 million over three years
•    $385  million  over three years for a new  Textbook  and  Technology
     Grant, or $300 per full-time  student when fully in place,  benefiting about 550,000 full-time college and university students annually
•    $27  million  over three  years for a new  Distance  Grant to assist students in rural and remote areas with travel costs
•    almost $17 million in 2007-08 for a new research  internship program for graduate students through business partners
•    more than $16 million in 2007-08 to expand Pathways to Education for at-risk youth
•    more than $7 million over three years for an  International  Ontario
     Strategy to attract international students
•    more than $1  million  over three  years for Global  Edge to provide postsecondary  students  with  international  work  placements to make connections abroad for successful entrepreneurship in the future
•    $3.5 million in 2007-08 for Youth Science Foundation Canada and $1.5
     million  for Let's  Talk  Science to  inspire  young  people to pursue science and technology careers.

Building Places to Learn — $970 million over three years
•    $200 million for Strategic  Skills Training  Capital  Investments to
     expand training centres and capacity
•    $200 million in 2007-08 for  university  campus  renewal to maintain and upgrade facilities
•    $60 million over three years for the College  Equipment  and Renewal
     Fund
•    $25 million in 2007-08 to the  University  of Toronto to establish a new Munk School of International Studies
•    $10 million in 2007-08 to the  University  of Waterloo at  Stratford
     for a new digital media institute
•    $9 million in 2007-08 to the Ontario College of Art and Design for a
     digital media lab
•    $464 million included in the 2007 Economic Outlook and Fiscal Review for postsecondary campus renewal and strategic capital projects.

------------------------------------------------------------------------------------------------------------------------

     Supports for New Canadians

     Ontario  is now  spending  about $160  million  each year  through  several ministries  to help  newcomers  settle  in their new  home,  improve  their language skills and find jobs through  training  programs that bridge their credentials  into  Ontario  qualifications.  In  addition,  the  government launched  the pilot  Provincial  Nominee  Program  in May 2007 to  nominate individuals for permanent residence based on skills shortages in the labour force.

     This Budget  provides  almost $30 million  more over three years to enhance
     English as a Second Language (ESL) services for adult newcomers and support more bridge training.

     Immigration has been a key factor in Ontario's  highly educated  workforce, and  diversity  is one of  Ontario's  great  strengths.  In  2006,  Ontario welcomed  126,000  newcomers  —  half  of all  immigrants  to  Canada.
     Talented people from all over the world help make Ontario  competitive in a global economy. Policies that promote faster and more effective integration of new Canadians will continue to be a priority.

     Supporting Workplace Training

     This Budget also provides new funding to promote workplace training:

     o    $25  million in 2007-08 for the Yves Landry  Foundation  to  encourage partnerships  between  industry and  educators to train a  world-class
          pool  of  manufacturing   workers,  with  a  focus  on  operating  new
          technologies,  software  and  machinery.  About  500  firms  and their workers will benefit.

     o    $22.1  million in 2007-08  for  training  costs in a new Toyota  Motor
          Manufacturing  Canada training centre in Cambridge,  plus $700,000 for research.

     o    $5.6  million  in  2007-08  for  Chrysler  Canada to expand  its Smart
          Training Program in its Brampton, Etobicoke and Windsor operations.

     Enhancing Employment Ontario

     Employment  Ontario  invests  more  than $1  billion  in jobs and  training services  for workers.  The  government  continues  to enhance  program and service  delivery  so  that  Ontarians  can get  services  in  their  local
     communities  quickly  and  easily.   Ontario  will  continue  to  integrate
     provincial and federal services, set clear performance measures and add new features such as local  labour-market  planning.  The Skills to Jobs Action
     Plan adds $475  million  in new  spending  over three  years to  Employment
     Ontario, including more apprenticeships,  equipment and a new Second Career
     Strategy.

     Student Access, Student Excellence

     An  estimated  70 per  cent of new  jobs in the next  decade  will  require postsecondary  education,  up from  about 60 per cent in the last 10 years.
     That is why Ontario is continuing  to implement  the $6.2 billion  Reaching
     Higher  plan  for   postsecondary   education,   which  has  created   more
     opportunities,  more  student  financial  assistance  and a  higher-quality student experience.

     This  Budget  announces  a further  $465  million  to expand  postsecondary student aid and programs.

     Building on major improvements to student financial  assistance in the past three years,  this Budget  introduces three additional  initiatives to help make college and university education more affordable.  Together, these new investments will help about 550,000 full-time students annually.

     o    $85 million in 2008-09,  $130  million in  2009-10,  and $170  million annually starting in 2010-11, for a new Textbook and Technology Grant.
          It will  help  lower  costs  for about  380,000  full-time  university students and about 170,000  full-time  college students  annually with grants of $150 per  student  this  fall,  $225 in the fall of 2009 and
          $300 in subsequent years.

     o    $27  million  over three  years for a new,  annual  Distance  Grant to assist with  transportation  costs for students  from rural and remote areas attending college or university.

     o    Almost  $17  million in 2007-08  to  support  ACCELERATE  Ontario,  an initiative of the  Mathematics of  Information  Technology and Complex
          Systems  (MITACS)  and  other  business  partners.   This  group  will
          establish  a  new  research  internship  program  to  place  promising graduate  students  in  businesses  and  allow the  private  sector to benefit from leading-edge  research.  The investment will help provide
          250 fellowships, growing to 550 by the third year.

     This  Budget  also  announces  four  other  new   initiatives  to  increase
     participation in postsecondary education:

     o    more than $7 million  over three  years for an  International  Ontario
          Strategy to attract  talented  postsecondary  students from around the
          world,   raising  the  level  of  research   excellence  in  Ontario's
          universities  and  contributing  to  economic  prosperity.  This  will include a new doctoral scholarship program for international  students and a Registry of Approved Schools

     o    more than $1 million  over three years for Global Edge, a program that
          facilitates   international   work  and  learning   opportunities  for
          enterprising postsecondary students. It will help young Ontarians aged
          19 to 29 discover  the  opportunities  and  challenges  of  conducting business in the  international  marketplace and will enhance long-term business relationships with other countries

     o    more  than  $16  million  in  2007-08,  in  addition  to $2.9  million committed previously,  to enhance the successful Pathways to Education program and increase the number of at-risk youth finishing high school
          and  proceeding  to   postsecondary   education  or  directly  to  the
          workforce.  New community  projects in Ottawa and Kitchener and two in
          Toronto will benefit

     o    $3.5  million in 2007-08 to the Youth  Science  Foundation  Canada and
          $1.5  million in 2007-08 to Let's Talk  Science to inspire high school students to pursue careers in science and technology.

     Building Places to Learn

     This Budget provides capital investments of $970 million to build and renew places where students learn.

     It  provides  $200  million in 2007-08 for the  maintenance  and renewal of university facilities and $200 million for new and expanded skills training
     centres  and  facilities   under  the  Strategic  Skills  Training  Capital
     Investments program. It also provides $60 million over the next three years for the  College  Equipment  and  Renewal  Fund,  to ensure  colleges  have up-to-date equipment.

     The 2007  Economic  Outlook  and Fiscal  Review  included  $464  million in capital investments in Ontario's colleges and universities:

     o    $264  million  for  strategic  capital  projects  with clear  links to economic growth and  competitiveness.  Investment details are outlined in the box below
     o    $200  million  for  a  Campus  Renewal  Strategy  for  safety,  energy efficiency and facilities upgrades.

     ------------------------------------------------------------------------------------------------------------------------
     RECENT POSTSECONDARY CAPITAL INVESTMENTS

     •    $45 million for Ryerson University's Student Learning Centre
     •    $40  million  for the  University  of  Windsor's  Centre for  Engineering
          Innovation
     •    $33.5  million  for Brock  University's  Niagara  Health and  Biosciences
          Research Complex
     •    $20 million for York  University's  (Glendon Campus) Centre of Excellence
          for French Language and Bilingual Postsecondary Education
     •    $18 million for the Nipissing  University and Canadore College E-Learning
          Resource Centre
     •    $16.5 million for the McMaster  University and Mohawk College Bachelor of
          Technology Partnership
     •    $91 million for 15 other capital projects.
     ------------------------------------------------------------------------------------------------------------------------

     The Budget provides $25 million in 2007-08 to lever private-sector  support to establish a new Munk School of  International  Studies at the University
     of  Toronto.  The  school  will have a  positive  effect on the  province's capacity to manage  globalization  and create new opportunities in a global economy.

     The Budget  also  announces  $19  million in  2007-08 to  encourage  skills
     development   and  research   capabilities   in  digital  media  —   a
     knowledge-intensive  industry  that presents  opportunities  for Ontario to build on existing strengths and create new skilled jobs:

     o    $10  million to the  University  of Waterloo  at  Stratford  for a new
          digital media institute and convergence centre

     o    $9 million to the Ontario College of Art and Design for a research and innovation laboratory in interactive design and digital media.

II. Investing in Infrastructure for a Stronger Ontario
--------------------------------------------------------------------------------------------------------------------------

     Major Investments in Infrastructure

     This  Budget is  announcing  $1  billion  in new  municipal  infrastructure investments in 2007-08.

     For Ontario to be  competitive  in the global  economy and achieve its full
     potential,   it  must  have  modern   infrastructure  that  makes  business
     productive,  helps move people and goods faster,  and contributes to a high quality of life for all Ontarians.  That is why investing in infrastructure is part of  Ontario's  five-point  economic  plan.  For more  details,  see
     Section B: Stronger Communities:  Investing in Municipal Infrastructure and
     Communities.

     The  government  is  modernizing  Ontario's  infrastructure  through  ReNew
     Ontario, its five-year,  $30 billion infrastructure  investment plan. ReNew
     Ontario  provides  for  major  investments  in areas  that  are of  primary importance to  Ontarians:  transportation,  health,  education and economic prosperity.  The government will implement a new $60 billion infrastructure plan over 10 years, once ReNew Ontario is completed.

     Infrastructure  investments  create jobs,  improve  access to markets,  and support business  investment.  They deliver immediate  benefits through job creation and form the foundation for long-term  economic growth,  as modern infrastructure  is a major  factor in  attracting  private  investment  and world-class businesses.

     The Province,  in  cooperation  with  municipalities,  calls on the federal
     government  to  invest  in  Ontario's   infrastructure,   specifically  the
     government's  $17.5 billion  MoveOntario 2020 plan, the Windsor border, the
     Ontario-Quebec Continental Gateway and Trade Corridor, and strong community infrastructure.  For more details, see Section F: Need for a Strong Federal
     Partner to Support Ontario Workers and Industries.

     Ontario's Electricity Infrastructure

     Investments in New Electricity Supply

     Investments in Ontario's electricity infrastructure support and enhance the province's economic  competitiveness,  environmental objectives and quality of life.  The  government's  policies and 20-year energy plan are providing the foundation for ensuring a stable,  affordable and reliable  electricity supply for the next two decades.

     Conservation and Building Greener, Cleaner Energy Sources

     The 20-year  plan  begins with  replacing  coal-fired  generation  by 2014, reducing electricity demand by 6,300 megawatts (MW) or about 20 per cent of projected  future peak demand,  and  doubling the use of renewable  energy.
     When completed,  the replacement of coal-fired plants will mean a reduction
     of  up  to  30   megatonnes  of  greenhouse   gas  (GHG)   emissions,   the
     single-largest emissions reduction in Canada.

     To promote energy  conservation,  this Budget proposes to extend the Retail
     Sales Tax (RST)  exemption  for  qualifying  new ENERGY  STAR(R)  household appliances  and light  bulbs to the end of August  2009,  resulting  in tax savings for Ontarians of $37 million in 2008-09 and $22 million in 2009-10.

     The Province is committed to a balanced and sustainable property assessment system for the renewable energy sector that provides  certainty and ensures that residents are not deterred from taking steps to supply their own clean energy.  The  government  will consult with  municipalities,  the Municipal
     Property Assessment  Corporation (MPAC) and the energy generation sector to ensure that the property  tax  treatment  of  renewable  energy  facilities remains fair and consistent,  and promotes the development of green energy.
     Consultations will conclude by the fall of 2008.

     In November 2006, the government  established a Renewable  Energy  Standard
     Offer Program to promote the  development of small wind,  water,  solar and biomass power projects of less than 10 MW each. This program is the largest of its kind in North America and its reception from  potential  electricity
     generators   has  been   remarkable,   with   contracts  for  279  projects
     representing more than 1,100 MW as of February 2008.

     Building on experience from the first 18 months of the program's operation, the government will work with Ontario's energy agencies and stakeholders to ensure that the efficiency, fairness and effectiveness of this leading-edge program's delivery make it a model for other jurisdictions.  The government will also work  with  stakeholders  to ensure  these  energy  projects  can
     proceed   expeditiously  and  that  approvals   processes  are  timely  and
     predictable.

     In addition,  the government will propose legislation to ensure clarity and fairness in the application of transmission standards in Ontario.

     Renewing Ontario's Nuclear Fleet

     Another key part of the government's 20-year energy plan is maintaining the province's  nuclear  capacity at 14,000 MW. In March 2008,  the  Honourable
     Gerry Phillips,  Minister of Energy,  announced the next step in this plan, with a  competitive,  transparent  process to select a  technology  for new nuclear units. Four internationally recognized vendors have been invited to participate  in this  process.  The  decision  will be  based  on the  best technology  offered at the best price that  provides the greatest  benefits and lowest risks to  ratepayers  over the  lifetime of the new  facilities, including  the  vendor's  ability  to  deliver on time and on budget and to provide economic benefit to the province.

     Following government direction in June 2006, Ontario Power Generation (OPG)
     is proceeding with feasibility studies on refurbishing its existing nuclear units and an application to the Canadian Nuclear Safety  Commission  (CNSC)
     for a Site  Preparation  Licence  for new nuclear  units at its  Darlington site.  Bruce Power Limited  Partnership has filed its own site  preparation application with the CNSC.

     The nuclear  industry's  ability to respond to increased demand for skilled workers will be enhanced by Ontario's Skills to Jobs Action Plan, including the further expansion of apprenticeship by 25 per cent.

III. Enhancing Ontario's Competitiveness
--------------------------------------------------------------------------------------------------------------------------

     A strong economy is one that is continuously renewing itself in the face of external  challenges  and changing  environments.  The Ontario  economy has undergone  profound changes in recent times, yet has remained resilient and continues to grow in the face of numerous external challenges.

     This Budget is announcing that Premier  McGuinty has asked Richard Florida,
     Professor of Business and  Creativity at the Rotman  School of  Management,
     and Roger Martin, Dean of the Rotman School of Management at the University
     of Toronto,  to undertake a study of the changing  composition of Ontario's economy and workforce.  Dr. Florida and Dr. Martin will examine  historical
     changes  and  projected  future  trends   affecting   Ontario  and  provide
     recommendations  to the  Province  on how to ensure  Ontario's  economy and people remain globally competitive and prosperous.

     The Province looks forward to Dr. Florida and Dr. Martin's recommendations.

     Lowering Ontario's Business Costs

     Ontario's competitive strengths make it an attractive place for business to locate and create jobs.  Businesses in Ontario  benefit from a well-trained and highly  educated  workforce,  a publicly  funded  health  care  system, proximity  to  major  markets,  and  excellent  infrastructure  and  public services.

     The  government  has  invested,  and  continues to invest,  in tax cuts for business.  However,  simply  lowering taxes is not enough to ensure that an economy can compete in global markets.  According to a 2006 competitiveness study by KPMG,  the  combined  total of all taxes  imposed by all levels of government represents only 3 to 13 per cent of location-sensitive costs. As
     KPMG  notes,  "Selecting  the best site for a business  operation  requires balanced consideration of many factors,  including business costs, business environment, personnel costs, and quality of life issues."(1)

------------------------------------------------------------------------------------------------------------------------

     "Competitiveness  is much more than  simple  cost  factors or tax rates.  A great  business  climate is  important.  But so is a great  people  climate
     —  a  community  needs to develop  talent,  retain  talent and attract talent from all over the world — It's the key to competitiveness.  And to do that a community  needs to excel not just at the hard factors but the soft factors — culture, openness, tolerance and diversity to name just a few."

     Richard Florida, Professor of Business and Creativity at the Rotman School
     of Management and author of Rise of the Creative Class.

------------------------------------------------------------------------------------------------------------------------

------------------------------------------
(1) Competitive Alternatives: KPMG's Guide to International Business Costs, 2006.

     While this Budget  proposes  business  tax  measures  to further  encourage economic  growth,  the province is gaining  investments  because  Ontario's economic plan leverages Ontario's other competitive strengths:

     o    A highly skilled and educated workforce:

          o    Ontario has an extensive  network of postsecondary  institutions, with 19 universities and 24 colleges across the province

          o    about 60 per cent of  Ontarians  aged 25 to 64 have  completed  a postsecondary  certificate,  diploma or university degree program
               —  a  higher  rate of  postsecondary  education  than in any
               Organization  for Economic  Co-operation  and Development  (OECD)
               country

          o    Ontario's   universities   grant  more  degrees  than  any  other
               province.  In  2005,   approximately  40  per  cent  of  Canada's
               undergraduate,  masters  and earned  doctorates  were  granted in
               Ontario.

     o    Modern transportation infrastructure:

          o    Through the ReNew  Ontario  infrastructure  plan,  the  following results are expected by 2010:

               •    1,600  kilometres of highway repairs and 130 kilometres of new highways in southern Ontario
               •    264 repaired/new bridges in southern Ontario
               •    2,000  kilometres of highway  repairs and 64 kilometres of new highways in northern Ontario
               •    254 repaired/new bridges in northern Ontario.

          o    The $17.5 billion MoveOntario 2020 rapid-transit  action plan for the GTA and Hamilton will result in:

               •    902 kilometres of new or improved rapid transit
               •    800  million  new  transit  trips per year and 300 million fewer car trips per year
               •    cutting smog and reducing  carbon dioxide  emissions by 10 megatonnes by 2020.

     o    Innovative businesses:

          o    Investing in  innovation so that  creative  Ontarians  turn ideas into the next generation of jobs.

          o    In 2005-06, initiatives supported by the Ministry of Research and
               Innovation  leveraged  investments  of $314  million  and  helped create 33 spinoff  firms.  These  initiatives  also helped 10,500 individuals acquire higher levels of skills and knowledge for the new economy.

          o    Ontario's  investments  in  extending  its public  communications infrastructure  mean businesses will be able to take advantage of the latest  technologies  and  services.  The $10  million  Rural
               Connections  program  announced  in the 2007 Budget is  expanding access to broadband internet in 18 municipalities.

     o    An effective and accessible universal health care system:

          o    Ontario's  publicly  funded  health  care  system  eases the cost pressure on firms to  purchase  many  health  benefits  for their employees.  This is a valuable advantage for Ontario in competing for jobs, especially in the manufacturing sector.

          o    Through ReNew Ontario,  the  government is providing  funding for over 100 major  projects  to  upgrade  and  expand  hospitals  to provide  better  services  in  high-growth  areas,  as well as to modernize older hospitals, improve access to care and reduce wait times.

     o    A results-oriented, high-quality educational system:

          o    Increased  graduation  rates  translate  into a more  competitive skilled labour force and a stronger Ontario economy

               • Since 2003-04,  the high school  graduation rate increased by seven  percentage  points  to 75 per  cent,  which  means
                    10,500  more  students  every  single  year earn  their high school diploma

          o    Through the ReNew Ontario plan,  the government is investing more than $10 billion to renew and expand  schools  and  postsecondary institutions,  including  $600  million for a major  expansion of medical and graduate school spaces, resulting in:

               •    a 15 per cent increase in the number of doctors graduating each year, starting in 2011-12

               •    14,000 new places in graduate  programs  across Ontario by
                    2009-10.

     By continuing to invest in all these areas of provincial strength,  Ontario can maintain its high  standard of living and quality of life,  and compete successfully with any jurisdiction in the world.

     Ontario's Business Taxes

     Maintaining a tax system that promotes  investment and encourages  economic growth supports Ontario's fundamental strengths.

     In this Budget,  the  government is proposing  $750 million in tax measures over four  years that  would  provide  support  for  businesses,  including
     Ontario's manufacturing sector. These investments,  which start in 2007-08, include:

     o    eliminating  the  Capital  Tax  retroactive  to January  1, 2007,  for businesses primarily engaged in manufacturing and resource activities

     o    extending  an  accelerated  Capital  Cost  Allowance  (CCA)  rate  for manufacturing and processing machinery and equipment  investments made before 2012 and paralleling  other CCA measures  announced in the 2008 federal budget

     o    accelerating  Business  Education  Tax (BET)  rate  cuts for  northern businesses

     o    providing a 10-year Ontario income tax exemption for new  corporations that  commercialize  intellectual  property  developed  by  qualifying
          Canadian universities, colleges or research institutes.

     For  further  details,  see Chapter  III:  Tax  Support  for  Families  and
     Business.

     These  new  measures  would  build  on the $1.1  billion  in  business  tax reductions  over three  years  proposed  in the 2007  Economic  Outlook and
     Fiscal Review as outlined in the box below.

     ------------------------------------------------------------------------------------------------------------------------

     BUSINESS TAX MEASURES PROPOSED IN THE 2007 ECONOMIC OUTLOOK AND FISCAL REVIEW

     •    Eliminating  the  Capital  Tax on  January  1,  2008,  for  corporations primarily engaged in manufacturing and resource activities.
     •    Cutting Capital Tax rates for all businesses by 21 per cent,  retroactive to January 1, 2007, on the way to full elimination in 2010.
     •    Extending  the lower Small  Business  Corporate  Income Tax rate to more small businesses, retroactive to January 1, 2007.
     •    Increasing film tax credit rates, effective January 1, 2008.

     ------------------------------------------------------------------------------------------------------------------------

     These  proposed tax measures  are in addition to the  government's  plan to eliminate  the Capital  Tax for all  business on July 1, 2010 and to reduce high BET rates across the province by $540 million over seven years.

     Ontario's  current combined  federal-provincial  Corporate Income Tax (CIT)
     rates  for  general   corporations  and   manufacturers  are  almost  seven
     percentage points below the average rate of its main trading partners,  the
     Great Lakes  States.  In fact,  the  combined  CIT rate in Ontario for both general  corporations and manufacturers is lower than the combined CIT rate in every one of the 50 U.S. states.

     Modernizing Regulation

     The government is modernizing its regulatory regime to strengthen Ontario's global  competitiveness  and  respond to  concerns  raised by the  business community.  The Canadian  Federation of Independent  Business has indicated
     that a main concern for many small- and  medium-sized  businesses  is their paper burden.

     Ontario's  goal is to lead all Canadian  jurisdictions  with its efforts to
     measure   and   reduce  the   regulatory   burden.   Ontario's   regulatory
     modernization  will start with an aggressive  cap-and-trade  initiative for government regulations,  which means that when new regulations are enacted, others must be eliminated.

     The government will also actively engage the business community and its key leaders to help improve Ontario's  regulatory regime and deliver meaningful change. This partnership will address priority areas and sectors,  with the goal  to  make  government  services  simpler,  faster,  smarter  and  more connected.

     ------------------------------------------------------------------------------------------------------------------------

     MODERNIZING ONTARIO'S REGULATION

     ONT-TAXS

     ONT-TAXS  (Ontario's Tax Services) is providing  businesses  with flexible, easier and more convenient ways to meet their tax obligations, including:

     •    new self-serve  options over the Internet through ONT-TAXS online to file returns, make payments and view accounts
     •    one toll-free number that replaces 39 existing ones
     •    one integrated computer system to support "one-window" service delivery
     •    one business number for convenient access to multiple tax accounts
     •    user-friendly letters and forms.

     In 2010,  these  modernization  initiatives  will be completed  for all tax programs administered by Ontario.

     Taxes Administration Act

     A Taxes  Administration  Act would combine  provincial  tax  administration rules common to various tax statutes into one statute with an  accompanying reduction in regulations.

     This would result in regulatory simplification for taxpayers by providing:

     •    a single point of reference
     •    an expected overall reduction in tax legislation of up to 25 per cent
     •    consistency of administration rules
     •    an opportunity to simplify legislative language.

     Work on the  initiative  is  commencing  and is expected to be completed in late 2009.

     Corporate Taxes

     Federal  administration of Ontario Corporate Taxes will make tax compliance simpler and less costly.

     •    Transferring the administration of Ontario corporate taxes to the federal
          government   for  taxation  years  ending  after  2008  will  save  Ontario businesses up to $100 million a year in administrative costs.
     •    Businesses  will save a further $90 million a year in Ontario CIT from a harmonized CIT base.
     •    Ontario  businesses  will benefit from one tax return,  one set of rules, one audit and one appeals process.

     --------------------------------------------------------------------------------------------------------------------------

IV. Strengthening the Environment for Innovation
--------------------------------------------------------------------------------------------------------------------------

     Innovation  is key to  Ontario's  future  prosperity  and is a catalyst for growth across all sectors of the economy.  Innovation is a vital  component of Ontario's five-point economic plan.

     In this Budget the  government is proposing  tax  incentives to support the startup and growth of innovative  firms (for further  details,  see Chapter
     III: Tax Support for Families and Business):

     o    a 10-year  Ontario  income tax  exemption  for new  corporations  that commercialize  intellectual  property developed by qualifying Canadian universities, colleges or research institutes

     o    enhancements to the Ontario Innovation Tax Credit,  which is available to small and medium-sized  corporations performing eligible Scientific
          Research and Experimental Development in Ontario.

     This Budget also  includes  nearly $300 million in new  investments  by the
     Ministry  of  Research  and  Innovation  that will build on and support the
     Province's innovation strengths:

     o    $250 million over the next five years to the Ontario Research Fund for investment  in  research  infrastructure,  such  as  laboratories  and equipment,  at  Ontario  institutions.  This  will  help  institutions leverage at least $375  million from the federal  government,  private sector and other sources, and attract and retain talented researchers.
          Funding  for  research  infrastructure  will be  guided  by  Ontario's investment priorities, such as bio-economy/clean technology,  advanced health technologies and creative industries (e.g., digital media).

     o    $42.5  million  in  strategic   investments  to  boost  innovation  in
          Ontario's economy, including:

          o    investments  to develop  skills and research  capacity in digital media: $10 million to the University of Waterloo at Stratford and
               $9 million to the Ontario College of Art and Design

          o    $7.5  million to the  University  of  Western  Ontario to support interdisciplinary  research  into  chemicals  and fuels made from agricultural  resources,  which will help Ontario transition to a low-carbon economy

          o    $3.5  million  to the Youth  Science  Foundation  Canada and $1.5 million to Let's Talk Science

          o    $5  million  to  the  MaRS  discovery  district  to  support  its initiatives in commercialization

          o    $6 million to expand the  Innovation  Demonstration  Fund,  which supports  the  commercialization  and  initial  demonstration  of innovative technologies, processes and/or products

     These investments build on the recently announced  five-year,  $150 million
     Biopharmaceutical Investment Program, a component of the $1.15 billion Next
     Generation of Jobs Fund aimed at attracting biopharmaceutical investment to
     Ontario.

     In addition,  the Ministry of Research and Innovation is  implementing  the
     Strategic  Opportunities  component of the Next  Generation of Jobs Fund to
     support   industry-led    collaborations   of   Ontario-based    companies,
     researchers,  universities  and  not-for-profit  organizations  in targeted areas of strength for Ontario.  One of the focus areas of this component is the bio-economy and clean  technology.  The creation of new green products, processes,  technologies and industries will generate new employment across a broad range of skills, occupations and professions.

V. Forming Key Partnerships to Strengthen Ontario
--------------------------------------------------------------------------------------------------------------------------

     Another key  component  of the  government's  five-point  economic  plan is
     promoting  and  supporting  new  business   investment   through  strategic
     partnerships with industry, other levels of government, other jurisdictions and Aboriginal peoples.

     To respond to intensifying  global competition for new business  investment and jobs,  the  government  will  establish  Investment  Ontario  Inc.,  an independent  agency,  that will provide  business  with fast and  effective access to economic development services and assistance.  This will help the government  become more strategic in targeting markets and sectors on which
     to  focus  its  investment  and  trade  activities,   improving   Ontario's
     international recognition.

     Characterized  by  strong  public-private  cooperation,  the  agency's  key functions will be to attract international  investment,  promote exports by small and medium-sized enterprises, attract business immigrants, and advise the  Minister  of  Economic  Development  and  Trade on  global  investment intentions, trends and opportunities for Ontario.

     The government is also moving forward on the Next  Generation of Jobs Fund, a five-year, $1.15 billion strategy to help innovative companies:

     o    secure new knowledge-based jobs and investment in Ontario

     o    build Ontario's strengths in sectors where the province is, or has the potential to be, a global leader

     o    support the growth and success of value-added  businesses  through the development and expansion of their global markets and exports

     o    support   public-private   partnerships   that  will  build  Ontario's
          expertise for innovation and commercialization

     o    support  Ontario's Go Green Plan by reducing  energy  consumption  and carbon emissions

     o    improve Ontario's  reputation as a globally  competitive  jurisdiction that can compete and win international investment.

     The fund has three components:

     o    Biopharmaceutical  Investment Program — supports the expansion of
          research   and   advanced    manufacturing   by   pharmaceutical   and
          biotechnology firms

     o    Jobs and Investment  Program — helps companies in a wide range of sectors to expand in  Ontario  and  develop  innovative  products  for global markets

     o    Strategic   Opportunities   Program  —   supports   industry-led,
          public-private   collaborations   focused  on   increasing   Ontario's
          innovation  expertise in three key sectors:  the bio-economy and clean technologies,  advanced health  technologies,  and creative industries such as digital media and information and communications technologies.

     To help companies get their  projects off the ground sooner,  companies are guaranteed a decision within 45 days of submitting a complete proposal.

     Working for a Greener Economy

     In June 2007, the Premier  announced  strict  greenhouse gas (GHG) emission targets  that will  reduce  Ontario  emissions  to six per cent  below 1990 levels by 2014, 15 per cent below 1990 levels by 2020 and 80 per cent below
     1990 levels by 2050.

     Two  initiatives  will make a significant  contribution  towards  achieving these targets.  First,  the closure of the Lakeview  coal-fired  generating station in 2005 and the  enactment of a regulation  prohibiting  the use of coal to generate  electricity at Nanticoke,  Atikokan,  Lambton and Thunder
     Bay after  December 31, 2014 are expected to reduce GHG  emissions by up to
     30 megatonnes.  Second,  the government's  $17.5 billion  MoveOntario 2020, which will bring 902 kilometres of rapid or improved transit to the Greater
     Toronto and Hamilton Area (GTHA), will deliver another 10 megatonnes of GHG emission reductions.

     The Next  Generation  of Jobs  Fund is one of many  Ontario  programs  that reflect a view that all economic players — government,  industries and individuals  — have a role to play in  fighting  and  adapting  to climate change while taking advantage of significant  economic  opportunities.  The government is doing its part. Building on previous investments, this Budget is:

     o    providing  $100  million  to  rehabilitate  social  housing  units  in communities  across the  province.  Housing  providers  could use this funding towards energy-efficiency improvements

     o    allocating  $30 million over four years to support  consultations  via the  Northern  Table on  substantial  land use  planning  and resource management in the Far North, a vital carbon sink

     o    proposing an RST exemption on qualifying new ENERGY STAR(R)  household appliances and light bulbs to the end of August 2009

     o    contributing  $25 million  towards a centre of research and innovation in the bio-economy to be located in Thunder Bay

     o    providing $14 million per year for the Pick Ontario Freshness strategy and the  Ontario  Farmers'  Market  Initiative,  which help  encourage
          Ontarians to buy locally

     o    contributing  $7.5  million to the  University  of Western  Ontario to support interdisciplinary  research into chemicals and fuels made from agricultural resources

     o    providing  nearly $4 million  over four  years to  enhance  modelling, monitoring  and research  capacity at the Ministry of the  Environment into the effects of climate change

     o    consulting  with  municipalities,  the Municipal  Property  Assessment
          Corporation  (MPAC) and the energy  generation  sector on the property tax treatment of renewable energy.

     Ontario will work closely with other provinces,  the federal government and
     U.S. state governments to reduce GHG emissions. Ontario will also work with industry because,  in the long term,  innovation and  transformation of key sectors will be critical to moving to a prosperous  low-carbon economy. The
     government   will  continue  to  take  action   through  its  policies  and
     initiatives  on reducing  GHG  emissions  created by  buildings,  land use, transportation  and industry.  Ontario will facilitate action by individual citizens to reduce their carbon  footprint  through the  Community Go Green
     Fund and public education initiatives.

     Ontario's  participation  in  a  broad  North  American  emissions  trading
     (cap-and-trade)  system is  critical  to  facilitate  its  transition  to a low-carbon economy, but so far no single North American system has emerged.
     As a result,  Ontario is pursuing  partnerships with like-minded  provinces and states to develop  regional  initiatives  such as the  Western  Climate
     Initiative (WCI),  Regional Greenhouse Gas Initiative (RGGI) and Midwestern
     Greenhouse  Gas Accord  (MGGA).  Ontario  has engaged in  discussions  with
     Quebec to set up a cap-and-trade system, is an observer at both the WCI and
     RGGI, and may also seek observer status at MGGA.

     Supporting Opportunities for the Aboriginal Peoples of Ontario

     The  creation  of the  Ministry  of  Aboriginal  Affairs,  with a dedicated minister and deputy  minister,  is an important step in building a stronger relationship with Aboriginal peoples.

     The government will spend approximately $600 million on average annually on initiatives across government to improve quality of life for Aboriginal peoples. Examples include:

     o    $300 million for children and social services
     o    $85 million for health services
     o    $80 million for justice and policing initiatives
     o    $45 million for education and training programs.

     As part of this, the government will:

     o    increase funding to the Akwe:go program by $4 million  annually.  This program provides at-risk urban Aboriginal  children and their families with culturally relevant and community-based  supports such as support circles, individual counselling and after-school activities.

     o    provide $5 million  more in the  2008-09  school  year for  Aboriginal education. This funding increase will support learning and achievement for Aboriginal  students and help raise awareness about First Nations,
          Metis and Inuit cultures,  histories and perspectives in schools. This initiative  builds on the $13  million  investment  in the  Aboriginal
          Education Strategy to improve achievement by First Nations,  Inuit and
          Metis students, launched in January 2007.

     o    provide $1.5 million, to be matched by the Heart and Stroke Foundation of Ontario,  to  establish a Research  Chair in  Aboriginal  and Rural
          Health at the Northern  Ontario School of Medicine.  The Chair will be the first of its kind in Canada.

     The government is committed to working with Aboriginal  peoples in Ontario, both on and off reserve, to expand economic  development  opportunities and improve their  quality of life.  This  includes the  opportunity  to engage
     Aboriginal  peoples in advancing  the long-term  sustainability  of the Far
     North's  communities,  economy and  environment;  developing  the  Northern
     Growth  Plan;  and  identifying  proposals  for sharing in the  benefits of natural resource development.

     The government,  through the Ministry of Aboriginal  Affairs,  will explore ways to partner  strategically with First Nations communities in Ontario on
     potential   renewable-energy  projects.  For  example,  the  Province  will consider the feasibility of providing loan guarantees to help First Nations businesses develop renewable-electricity generation projects in Ontario.

     -------------------------------------------------------------------------------------------------------------------

     PROGRESS TOWARDS THE NEW RELATIONSHIP

     As  announced  by the  Premier in June 2007,  the  Ministry  of  Aboriginal
     Affairs' mandate  includes working with the federal  government to expedite
     land  claims;   launching  a  New  Relationship  Fund  to  help  Aboriginal communities  strengthen  their skills and resources to work more seamlessly with governments; and working towards resolving the future use of Ipperwash
     Provincial Park.

     •    Led  by the  Ministry  of  Aboriginal  Affairs,  the  government  is responding  to the  recommendations  of the May 2007 Linden  Report by announcing  co-management of the Ipperwash  Provincial Park lands with
          the   Chippewas  of  Kettle  and  Stony  Point  First  Nation  and  by
          establishing the Ipperwash Inquiry  Priorities and Action Committee to
          work  with   First   Nations   and  Metis  to  assess   the   report's
          recommendations.

     In February 2008, the Ontario First Nations and the government ratified the
     Gaming Revenue  Sharing and Financial  Agreement.  This agreement  provides more than $3 billion over 25 years.

     •    Funding  started with an immediate $201 million  payment in February
          2008 and  will  provide  Ontario  First  Nations  with 1.7 per cent of
          Provincial gaming revenues beginning in 2011. These funds will provide a stable  revenue  source to Ontario  First  Nations and will  support health,  education,  community,  economic  and  cultural  development.

     -------------------------------------------------------------------------------------------------------------------

     New Investments in Key Ontario Sectors

     Financial and Business Services

     [Chart 2, line graph: Financial and Professional Business Services: Growing
     Faster than the Economy]

     Financial  and  professional  business  services  are major  sectors of the economy,  contributing  greatly to  Ontario's  growth and  competitiveness.
     These two key  sectors  together  represent  more than 10 per cent of total employment.  Their  employment  has grown almost twice as fast as Ontario's economy as a whole from 2000 to 2007, reaching over 700,000 jobs.

     Toronto is the leading  location for business and financial head offices in
     Canada and is the third-largest  financial centre in North America based on employment.

     The government will:

     o    implement  an  updated  "prudent  portfolio"   framework  for  Ontario
          insurance  companies'  investments.  This will give  mutual  insurance companies, which serve rural communities,  and other Ontario insurers, greater  flexibility  in the  types  of  investments  they  can  make, supporting their ability to compete

     o    complete the development of regulations to implement the modernization and  streamlining  of the Credit Unions and Caisses  Populaires Act to
          enhance industry competitiveness

     o    propose  legislative  changes to further expand harmonized  approaches across  jurisdictions for regulating  securities dealers and advisers, and investment fund managers

     o    appoint a committee to conduct the next review of Ontario's Securities
          Act,  to  ensure  a  high-quality   regulatory  system  that  enhances
          enforcement  and investor  protection,  and increases the  competitive position of Ontario's securities markets

     o    provide all seniors receiving income from Ontario  locked-in  accounts with greater flexibility and enhanced access to their locked-in funds.
          The existing rules for locked-in  accounts under the Pension  Benefits
          Act  Regulation  will be harmonized  by extending the enhanced  annual withdrawal and 25 per cent  unlocking  features of the new life income fund (LIF) to any  remaining old LIFs or locked-in  retirement  income funds (LRIFs).

     Toronto's  financial  services sector created over 50,000 net new jobs over the past 10 years  —  more  than in any  other  North  American  city.
     Financial services is a key knowledge-based  sector, as over 70 per cent of financial  services  employees in Toronto hold  postsecondary  credentials.
     Average  earnings for workers in the financial  services  sector are 30 per cent higher than the all-industry Ontario average.

     Financial and professional business services are also critical to growth in other sectors of the economy.  They provide business and financial advisory services and financing  for companies of all sizes.  It is important to the economy  that these key  sectors  further  strengthen  their  international competitiveness  by  building  on  their  knowledge-based  capabilities  in innovation,  education  and  skills.  It  is  equally  important  that  the government  work with the  financial  sector to help ensure it continues to move  forward  and  grow,  attracting  the best and  brightest  people  and financial firms from around the world.

     The  government  continues  to champion a common  securities  regulator  to improve the efficiency,  integrity and  competitiveness of Canadian capital markets.  A common securities  regulator would help Canada realize its full economic potential.

     The Entertainment and Creative Cluster

     Ontario's  entertainment and creative cluster is a cornerstone of Ontario's new  innovative  economy.  It is the  third  largest  in North  America  by employment after California and New York.

     In this Budget the  government  is  increasing  the  Ministry of  Culture's funding by $63 million over the next four years.

     In this Budget the  government  is proposing  the following tax measures to help support the  entertainment  and creative cluster (see Chapter III: Tax
     Support for Families and Business for further details):

     o    enhancements to the Ontario Interactive Digital Media Tax Credit

     o    making permanent the Retail Sales Tax (RST) exemption on admissions to live theatres of not more than 3,200 seats

     In this Budget, the government is investing:

     o    $2.5  million in  2007-08 in the  Canadian  Film  Centre,  to help the
          Centre  undertake  critical  capital  repairs  and provide an improved training facility

     o    $7 million  over the next four years to increase  the market  share of
          Ontario-produced  digital  content and support new content  production for mobile and online  use, by  expanding  Ontario  Media  Development
          Corporation's Interactive Digital Media Fund

     o    $4 million  over the next four  years in the  International  Fund,  to
          support    international    marketing    and   touring    initiatives,
          co-productions and cultural  participation in trade missions and fairs to increase the profile of Ontario's  artists and cultural  industries on the world stage.

     Over the next 12 months, the Ministries of Culture,  Health Promotion,  and
     Citizenship  and  Immigration  will  consult with key  stakeholders  on the design and criteria for a new capital  program to  strengthen  the cultural and recreational  assets of Ontario  communities and improve their economic and social health.

------------------------------------------------------------------------------------------------------------------------

FILM AND TELEVISION TAX ENHANCEMENTS PROPOSED IN THE 2007 ECONOMIC OUTLOOK AND FISCAL REVIEW

•    The Ontario  Film and  Television  Tax Credit  (OFTTC)  rate for domestic productions  would be increased  from 30 per cent to 35 per cent for labour expenditures incurred after December 31, 2007, and before January 1, 2010.

     •    The 10 per cent  regional  bonus would  continue to be available for filming  outside  the  GTA,  and  first-time  producers  would  remain eligible for an enhanced rate of 40 per cent on the first  $240,000 of labour expenditures.

•    The  Ontario  Production  Services  Tax Credit  (OPSTC)  rate for foreign productions  would be increased  from 18 per cent to 25 per cent for labour expenditures incurred after December 31, 2007, and before January 1, 2010.

     The OFTTC  provided an  estimated  $120  million and the OPSTC  provided an estimated  $37 million in 2007 to help  support  growth and job creation in the Ontario film and television industry.

     The  government  is  working  with the film  industry  to  explore  ways of advancing financial support for producers to the start of a production.

------------------------------------------------------------------------------------------------------------------------

     [Chart 3, line graph:  Employment in Entertainment  and Creative  Industries
     Growing Faster than in Rest of Economy]

     Ontario's  entertainment  and creative  cluster includes such industries as
     film  and  television  production,   sound  recording,  book  and  magazine
     publishing,  and new  media  (for  example,  digital  special  effects  and interactive  products such as video and computer  games).  It also includes independent artists, authors, musicians and filmmakers. The economic health of this cluster enhances  creativity and innovation in the province,  while in turn boosting economic growth by attracting businesses,  skilled workers and highly mobile professionals and investors.

     Between 1999 and 2007, Ontario's entertainment and creative cluster created over  80,000  net new jobs in  Ontario,  or an  increase  of 38.3 per cent, compared with 17 per cent in the overall Ontario economy.  In 2007, Ontario employment in the cluster totalled  approximately  292,000 people — 43 per cent of Canada's total workforce in this cluster.

     Tourism

     To support tourism in Ontario,  this Budget announces new investments and a proposed  tax measure  totalling  $92 million  over five years  starting in
     2007-08. The government is:

     o    proposing to extend the RST exemption for  Destination  Marketing Fees
          —  $6 million  over two years  ending June 30, 2010 (see  Chapter
          III: Tax Support for Families and Business for further details)

     o    investing  $8 million  over the next two years to conduct  research on
          new  tourism   markets,   inform   Ontario's   tourism   strategy  and
          investments, and determine the steps necessary to attract and increase tourists to Ontario. On March 10, 2008, the government  announced that
          Vaughan MPP Greg Sorbara will chair this new study to  strengthen  the competitiveness of Ontario's tourism industry

     o    investing  $50 million  over the next four years in tourism  marketing and the Festival and Events Attraction and Support Program, to support
          Ontario  festivals and events,  and promote Ontario as a major tourist destination.

     [Chart 4, line graph:  Ontario's Tourism  Employment Growing Faster than in
     Rest of Economy]

     Tourism is an  important  component  of  Ontario's  economy.  In 2007,  the industry  employed over 185,000  workers across the province,  representing
     2.8 per cent of total Ontario employment, and 37 per cent of Canada's total tourism workforce.

     The stronger  Canadian  dollar and increased  border  security have created significant challenges for the sector.  International travel to Ontario, as well as to other provinces,  has steadily  decreased since 2001, mainly due to a drop in visitors from the United States.  However,  Canadian travel to
     Ontario during this same period grew by 2.3 per cent. Ontarians vacationing in their own province,  with 6.7 per cent growth between 2005 and 2007, are vital to the tourism industry.  Preliminary data in the Ontario Ministry of
     Tourism's Ontario Tourism Outlook  2007-2011  estimated visits by Ontarians within the  province at 93 million,  and  expenditures  at $9.5  billion in
     2007,  accounting  for 79 per cent of total visits and 52 per cent of total expenditures in Ontario last year.

     Employment in Ontario tourism continues to grow despite challenges from the stronger Canadian dollar and lower international  inbound travel. Thanks in part to government support, tourism employment grew by 16.7 per cent in the past decade,  gaining approximately 15,000 jobs in 2007. From 2006 to 2007,
     Ontario tourism  employment rose by nine per cent,  versus 5.21 per cent in the rest of Canada.

     Manufacturing

     To help Ontario's  businesses  —  including the  manufacturing  sector
     — modernize,  the government is proposing $750 million in tax measures over four years, starting in 2007-08:

     o    eliminating  the  Capital  Tax  retroactive  to January  1, 2007,  for businesses primarily engaged in manufacturing and resource activities

     o    extending  an  accelerated  Capital  Cost  Allowance  (CCA)  rate  for manufacturing and processing machinery and equipment  investments made before 2012 and paralleling  other CCA measures  announced in the 2008 federal budget

     o    accelerating  Business  Education  Tax (BET)  rate  cuts for  northern businesses.

     These  measures  are in addition to the $1.1  billion in support over three years proposed in the 2007 Economic Outlook and Fiscal Review.

     In 2007-08 the government is providing:

     o    $25 million to the manufacturing sector for productivity  improvements and energy conservation projects.  This is to be delivered through the
          Canadian  Manufacturers  and Exporters with  assistance  from partners including energy providers and the Information  Technology Association of Canada.

     o    significant investments in training with new funding of $25 million to
          the  Yves   Landry   Foundation,   $22.1   million  to  Toyota   Motor
          Manufacturing  Canada in Cambridge and $5.6 million to Chrysler Canada in Brampton, Etobicoke and Windsor

     o    $5 million to the Ontario  Chamber of Commerce for a Global  Expansion
          Program to help companies increase access to export markets

     o    $500,000  to  support  the  activities  of the  Ontario  Manufacturing
          Council, including facilitation, studies, logistics and outreach.

     Ontario's new leading-edge Investment and Trade Centre — a partnership
     between  Ontario,   other  levels  of  government,   economic   development
     organizations and business associations that was officially opened February
     4, 2008 — will bring together the information  investors need and will help the  Province  market  itself  as the  best  place  for  international businesses to invest, grow and create good jobs.

     The government continues to support and stand up for Ontario  manufacturers as they face economic challenges.  To further expand the benefits leveraged
     through  the  Advanced   Manufacturing   Investment  Strategy  (AMIS),  the
     government  will  lower  the  investment  project-size  threshold  for loan applications  to a minimum of $10 million and 50 jobs  created or retained.
     Also, the program's  incentive will be increased from a 10 to a 30 per cent loan. These  enhancements  will increase access to more projects from small and medium-sized manufacturers in Ontario.

     Existing initiatives have helped Ontario's  manufacturing sector respond to these  challenges in the most effective way —  by continuing to invest in new products, facilities and equipment to improve competitiveness.

     These  significant  new supports  will deliver real and  immediate  help to manufacturers across the province.

     -------------------------------------------------------------------------------------------------------------------

     RAMSAY REPORT ON INITIATIVES FOR ONTARIO'S MANUFACTURING

     In  November  2007,  Premier  McGuinty  asked David  Ramsay,  Parliamentary
     Assistant to the Premier and MPP, Timiskaming-Cochrane,  to investigate the challenges and opportunities  facing Ontario's  manufacturing sector and to provide advice on short-term  actions the government  could provide to help this vital sector expand and thrive in the global economy.

     Following  consultations  with industry,  Mr. Ramsay has provided advice to the Premier and the Minister of Finance in the following areas:

     •    provide tax relief for both profitable and currently  non-profitable small and medium enterprises (SMEs) in the manufacturing sector
     •    provide   resources  for  increased   innovation  and  productivity
          including lean manufacturing activities.
     •    enhance skills, including workplace and apprenticeship training
     •    amend  the  Advanced  Manufacturing  Investment  Strategy  to reduce thresholds for eligible projects to allow greater access from SMEs
     •    expand the presence of  Ontario's  manufacturers  in world  markets, with particular focus on SMEs.

     Mr. Ramsay also notes the importance of federal partnership in helping the
     Ontario manufacturing sector. The federal government should:

     •    significantly  increase its funding  commitment  in the  Automotive
          Innovation Fund to help support  large-scale  research and development projects in the automotive sector
     •    extend  the 50 per cent  straight-line  write-off  on  manufacturing equipment to 2014
     •    extend  its 10 per  cent  Atlantic  Investment  Tax  Credit  to all manufacturing  activity  across Canada to encourage new investment and to help level the playing field for businesses operating in Canada.

     The government is looking forward to Mr. Ramsay's full report in the coming months.

     -------------------------------------------------------------------------------------------------------------------

     Small and Medium-Sized Businesses and Entrepreneurship

     Small and medium-sized  businesses are vital to Ontario's economy.  Many of the new manufacturing  initiatives and tax measures proposed in this Budget
     will  benefit  this  sector.   The  government  is  also  providing  direct
     assistance  to support the small and  medium-sized  business  sector.  This
     Budget announces the following:

     o    The Global Edge program, with funding of $1.7 million over four years, to  facilitate  international  work  and  learning  opportunities  for enterprising postsecondary students. This will also help ensure strong international business relationships in the future.

     o    A  $1  million  additional  investment  in  Ontario's  Small  Business
          Enterprise  Centres,  which  provide  support  for  startup  and small enterprises during their initial years of development and operation.

     Small and medium-sized businesses would benefit from the proposed extension of the lower  small  business  Corporate  Income Tax rate,  retroactive  to
     January 1, 2007,  as  announced  in the 2007  Economic  Outlook  and Fiscal
     Review.  Other  proposed  tax  relief  benefiting  small  and  medium-sized businesses  includes  enhanced  capital cost allowance  rates, the enhanced
     refundable  Ontario   Innovation  Tax  Credit,  and  accelerated   Business
     Education Tax reductions.

     Mining

     To help foster the continued  success of Ontario's  mining  industry,  this
     Budget is announcing:

     o    $20 million over four years for  geological  mapping to help Ontario's mineral exploration sector identify areas of economic opportunity

     o    close to $7 million  over four years to  implement  Ontario's  Mineral
          Development  Strategy,  which will include modernization of the Mining
          Act.

     The  global  mining  industry  is  enjoying  an  exceptional  boom,  due to continuing robust demand. In 2007,  Ontario produced roughly $11 billion in metals,  non-metallic minerals and aggregates, up more than $1 billion from
     2006. In addition,  Toronto is one of the world's premier centres of mining finance,  with over 1,200 mining companies listed on the  Toronto-based TSX
     Group's stock exchanges.

     Industry  exploration and deposit appraisal  expenditures surged in 2007 to an estimated  $502  million from $347 million in 2006,  helping to identify new reserves  and extend the life of existing  mines.  Spending  intentions indicate a further 25 per cent  increase to $629  million in 2008,  leading all other Canadian jurisdictions.

     Forest Sector

     The government is committed to helping Ontario's forest industry  transform and compete successfully in the marketplace.

     o    As one of Ontario's most  capital-intensive  sectors,  forest-products companies  would  benefit  from the tax  initiatives  proposed in this
          Budget such as the  elimination of capital tax for  manufacturing  and resource  activities  effective January 1, 2007, enhanced capital cost
          allowance  rates  for  manufacturing  and  processing   machinery  and
          equipment,  and the  acceleration  in the Business  Education Tax rate cuts for northern business.

     o    To  encourage  new  investment  and greater  use of the  underutilized poplar species and support existing users, the government  proposes to reduce the stumpage rate for poplar hardwood by $2.76 per cubic metre, to make it  consistent  with the white birch rate  effective  April 1,
          2008. The estimated value of this initiative is $6 million in 2008-09.
          Forest renewal and forestry futures charges will remain in effect.

     o    The  government  will  implement  forest  biofibre  pricing  that will encourage greater use of this underused resource for the production of energy and other value-added bioproducts,  and spur the development of new technologies,  while ensuring that users continue to contribute to the renewal and  protection  of  Ontario's  forests.  Forest  biofibre includes  tree tops,  cull or salvaged  trees,  and other  portions of trees that are  unmarketable  or  unsuitable  for use in  conventional forest products.

     o    The  government  will  contribute  $25  million  towards a centre  for research and innovation in the  bio-economy,  to be located in Thunder
          Bay, which will undertake  frontier research in the next generation of higher-value forestry products,  such as supercalendared paper used in advertising inserts in newspapers.

     o    The  government  will provide $15 million over four years for a centre for invasive species management in Sault Ste. Marie.

     Ontario's forest sector employs almost 67,000 people and is the mainstay of many communities,  particularly in northern Ontario. It is being challenged by increasing  global  competition,  a slumping U.S.  housing  market and a sharp rise in the Canadian dollar.

     With help from existing Ontario  programs,  the industry is making progress in reducing purchased-energy costs and harnessing new sources of value from
     wood  fibre  through  investments  in  co-generation   facilities  and  the
     development of biofuels such as wood pellets.

     Ontario will continue to facilitate the sector's move to a more competitive position, while working with the sector and forest-dependent communities to better manage this transition during current market weakness.

     Since 2005, the government has announced more than $1 billion in assistance
     for  the  forest  sector.   The  resulting  programs  have  stimulated  new
     investments in value-added  manufacturing  and  co-generation,  helping the industry reposition itself in the global marketplace.

     Agriculture

     The government is helping  farmers stay  competitive in a rapidly  changing global  marketplace  and move towards a more  sustainable  future.  In this
     Budget, the government is:

     o    providing  $56 million over four years for the Pick Ontario  Freshness strategy and the Ontario Farmers' Markets Initiative,  which will help encourage Ontarians to buy locally

     o    supporting research,  animal health and the Ontario Veterinary College by providing $56 million in 2007-08 to the University of Guelph

     o    supporting  the  Vineland  Research and  Innovation  Centre with $12.5 million in 2007-08,  which  builds on the support  provided in 2006-07
          — in total, the government has provided $25 million to the Centre

     o    proposing to expand the Land  Transfer Tax  exemption for transfers of the family farm to include  transfers from family farm corporations to individual family members

     o    supporting  interdisciplinary  research into  chemicals and fuels made from  agricultural  resources by providing  $7.5 million in 2007-08 to the University of Western Ontario

     o    enhancing  broadband  access in rural southern Ontario with funding of
          $7.5 million annually for four years.

     Ontario has the largest agriculture sector in Canada, accounting for 25 per cent of  national  crop  and  livestock  receipts  in  2006.  It is  highly diversified  and benefits  from  proximity to major  markets,  a favourable climate and good soils.  Farming employed about 96,000 people in Ontario in
     2007.

     Recently,  some agriculture sectors have faced special challenges,  such as higher fuel costs. The government  responded with new support  announced in
     2007.  The Risk  Management  Program  and  support  for  horticultural  and livestock farmers assist the sector in the face of immediate challenges.

     Ontario  Ministry of Agriculture,  Food and Rural Affairs  expenditures are expected to total more than $1.2 billion in the 2007-08 fiscal year.

SECTION B     STRONGER COMMUNITIES: INVESTING IN MUNICIPAL INFRASTRUCTURE AND COMMUNITIES

     This Budget includes $1 billion in new funding for municipal infrastructure in 2007-08:

     o    $400 million for the Municipal  Roads and Bridges Fund for communities outside Toronto

     o    $497  million for public  transit in the Greater  Toronto and Hamilton
          Area for Metrolinx projects and other transit priorities

     o    $100 million for infrastructure  investments to rehabilitate  existing social housing units, including  energy-efficiency  improvements.  The government is also planning to make key  public-sector  social housing providers  eligible for  Infrastructure  Ontario's OSIFA loan program, which would provide up to $500 million in low-cost loans.

     These investments will create an estimated 10,000 jobs during  construction and will build on recent  initiatives  including the $450 million Municipal
     Infrastructure   Investment  Initiative  (MIII),  a  program  that  enabled
     municipalities  to  apply  for  funding  for  their  own   highest-priority
     projects.

     Municipalities  will also have the opportunity to potentially  benefit from the proposed  Investing in Ontario Act (see Chapter II: Ontario's  Economic
     Outlook and Fiscal Plan).

Investing in Municipal Infrastructure
--------------------------------------------------------------------------------------------------------------------------

     Municipal Roads and Bridges

     Municipal   roads  and  bridges  are  essential   components  of  Ontario's
     transportation  network as they connect communities,  and provide access to economic  opportunities.  In this Budget a new $400 million Municipal Roads and  Bridges  Fund will help  municipalities  invest in  critical  projects across the province.  Funding will be distributed to municipalities outside
     Toronto,  based on their  share of  Ontario's  road  network in relation to population.  This  new  investment  builds  on  the  success  of a  similar investment announced in the 2006 Budget.

     The  Province  is  investing  $450  million  in  2007-08  in the  Municipal
     Infrastructure  Investment  Initiative,  the combined total of $300 million announced in the 2007  Economic  Outlook and Fiscal Review and $150 million
     announced  at  the  2008  Ontario  Good  Roads  Association/Rural   Ontario
     Municipal Association (OGRA/ROMA)  conference.  These investments will help communities  across the province  improve  their  infrastructure  including roads, bridges, water and wastewater systems, and community facilities.

     The Province is helping  municipalities invest in local roadways designated as Connecting Links, which are specifically designated municipal roads that connect provincial  highways.  In 2006-07, the program invested $16 million to fund 37 projects and the 2007 Budget  announced an  additional  one-time investment of $25 million to assist with  municipal road  improvements.  In this Budget, the Province is investing $16 million to fund 35 projects.

     Public Transit and Regional Transportation

     Effective and expanded  public transit will reduce  traffic  congestion and make it easier and faster to move  people and goods,  cut smog and  provide cleaner air to breathe,  help reduce  greenhouse gas (GHG)  emissions,  and support sustainable urban development,  which lead to stronger  communities and a higher quality of life.

     In this Budget the  government  is  announcing  its  commitment  to provide funding for all of Metrolinx's recommended "Quick Win" projects. (See Table
     1, Metrolinx Transit Projects).

     With the transit  commitments in this Budget, the Province will have funded one-third  of the  cost of 360 new  subway  cars  for the  Toronto  Transit
     Commission (TTC) and the  infrastructure  needed to improve capacity on the
     Yonge subway.

     ---------------------------------------------------------------------------------------------------------------
     Metrolinx Transit Projects                                                                             Table 1
     ---------------------------------------------------------------------------------------------------------------
                                                                                                         Provincial
                                                                                                         Investment
                                                                                                       ($ Millions)
     ---------------------------------------------------------------------------------------------------------------
     Hamilton                B-Line Improvements, King-Main Corridor                                           17.4
                             A-Line Improvements, James-Upper James Corridor with service to                   12.4
                                Hamilton International Airport
                             James Street North GO/VIA Station Gateway to Niagara                               3.0
     ---------------------------------------------------------------------------------------------------------------
     Peel                    Dundas and Hurontario Higher-Order Transit Corridor Development                   26.5
                             Mississauga Transitway Hub, Airport-Renforth Gateway                              39.0
                             Bolton GO Transit Improvements                                                     0.6
     ---------------------------------------------------------------------------------------------------------------
     Halton                  Dundas Street Bus Rapid Transit                                                   57.6
     ---------------------------------------------------------------------------------------------------------------
     York                    VIVA Highway 7 - Pine Valley Drive to Kennedy Road                                52.0
                             VIVA Yonge Street - Richmond Hill Centre to 19th Avenue                           19.0
                             VIVA Yonge Street - 19th Avenue to Newmarket                                      29.0
     ---------------------------------------------------------------------------------------------------------------
     Durham                  Highway 2 Bus Rapid Transit Spine                                                 82.3
                             Cornell Terminal                                                                   5.6
     ---------------------------------------------------------------------------------------------------------------
     Toronto                 TTC Transit City Light Rail Transit (LRT) Head Start                               7.1
                             Yonge Subway Capacity Improvements                                               293.0
                             Yonge Finch-Steeles Bus Rapid Transit                                           5.7(1)
     ---------------------------------------------------------------------------------------------------------------
     Inter-Regional          Bicycle Expansion: New bicycle-carrying devices on municipal                       5.0
                                transit vehicles and bicycle-storage spaces at stations across the GO Transit network
                             GO Transit Rail Fleet Expansion: 20 additional bi-level passenger                 60.0
                                coaches for the GO Lakeshore Corridor
                             GO Transit Double-Decker Buses: 10 new double-decker commuter                      9.0
                                buses for the Highway 407-403 Corridor, and to York University
                             GO Track Expansion: New passing-track sections for the                            20.0
                                GO Bradford and GO Stouffville corridors
     ---------------------------------------------------------------------------------------------------------------
     Total(2)                                                                                                 744.2
     ---------------------------------------------------------------------------------------------------------------
     (1) Funding previously provided to the City of Toronto to meet the Canada
         Strategic Infrastructure Fund provincial commitment.
     --------------------------------------------------------------------------------------------------------------
     (2) Funding provided through a combination of the 2007 Ontario Economic Outlook and Fiscal Review, the 2008 Budget and the ReNew Ontario Infrastructure Plan.
     ---------------------------------------------------------------------------------------------------------------

     To  move  people  and  goods  more  efficiently,  the  government  recently announced the MoveOntario  2020  rapid-transit  action plan for the Greater
     Toronto  Area and  Hamilton.  This  multi-year,  $17.5  billion  investment proposes 52 projects that will result in 902  kilometres of new or improved rapid  transit  and is expected  to create  more than  175,000  jobs during construction.

     The Province is committed  to  providing  $11.5  billion of the funding for
     MoveOntario  2020  projects,  and has called on the federal  government  to provide  a  minimum  of $6  billion.  For the  plan  to  achieve  its  full potential, new long-term federal funding support will be required that goes beyond the infrastructure initiatives announced in recent federal budgets.

     As part of MoveOntario  2020,  the government  will be expanding GO Transit service east of Oshawa.

     Metrolinx is preparing a Regional  Transportation  Plan (RTP) for the GTHA,
     which will aim to improve the  coordination and integration of all modes of transportation  in the  region.  The  RTP  will  also  include  Metrolinx's recommendations  on  MoveOntario  2020  — in  particular,  the  selection, prioritization and timing of projects in the plan.

     To improve  seamless  transit  service  across the GTA, the  Province  also supports the introduction of PRESTO, the new regional fare card.

     The Province will  continue to provide gas tax revenues to public  transit, for a total  of $314  million  in 2008,  which  will be  distributed  to 86 transit systems serving 108  communities  across the province.  The Ontario
     Bus Replacement  Program is also helping  municipal transit systems acquire newer and more accessible bus fleets.

     In addition to its  investments,  the government is making transit planning more  efficient  through  plans  to  reduce  the  provincial  environmental assessment process for transit projects to six months.

     GO Transit is an integral part of the transportation  system in the Greater
     Toronto  Area,  City of  Hamilton,  and  Simcoe,  Dufferin  and  Wellington
     counties, and moves more than 48 million passengers every year. In 2007, GO
     Transit  opened  two new  stations:  Lisgar and  Barrie  South.  The Budget includes new funding for  infrastructure  investments in GO Transit.  These investments  will  improve  services,  modernize  infrastructure  and  help address  concerns raised in the Auditor  General's 2007 Annual Report.  Key investments include:

     o    $382  million  in  2008-09  for  rehabilitation  projects,   including
          improvements  to GO  Transit  facilities  at Union  Station  and other stations throughout the network, as well as replacement and renewal of
          GO Transit's equipment

     o    $166 million over the next five years to expand GO Transit's Bus Rapid
          Transit (BRT) system,  including  purchasing new  double-decker  motor coaches; developing bus maintenance facilities; making BRT investments
          complementary   to  the  Mississauga   Transitway;   and  creating  an
          interregional transit hub at Kipling subway station

     o    $89 million over the next two years for GO Transit projects identified by Metrolinx, including the purchase of 20 new bi-level passenger rail coaches, 10 new double-decker  commuter buses, and track expansions on
          GO Transit rail corridors.

     In addition,  the Province remains committed to transit improvements in the
     City of Ottawa in  cooperation  with  municipal and federal  partners.  The
     Province  will review the recently  released  vision for public  transit in
     Ottawa and assess  next steps  with the City and  federal  government.  The government  remains  committed  to  investing  $200  million  in transit in
     Ottawa.

     Waterloo  Region is one of Ontario's  fastest-growing  and most  innovative communities.  The  government  is committed to working with its  municipal, regional  and  federal  partners  to  complete  technical  studies  and  an environmental  assessment  for a new  rapid-transit  system  there  and  to supporting up to two-thirds of the project cost.

     Municipal Infrastructure Investment Initiative (MIII)

     The Province is investing  $450 million in 2007-08 in the MIII,  consisting of $300 million  announced in the 2007  Economic  Outlook and Fiscal Review and $150  million  announced  at the 2008  OGRA/ROMA  conference.  The MIII builds on last year's successful Rural Infrastructure Investment Initiative
     (RIII). The eligibility  criteria of the MIII have also been expanded:  462 municipalities  and Local Service Boards applied for MIII,  compared to 358
     for  RIII.  Under  MIII,   municipalities   were  able  to  apply  for  one
     infrastructure  project based on their own priorities.  Over 80 per cent of the  applications  were for roads and bridges,  water and  wastewater,  and culture and  recreation  projects.  Grants will be  announced  by March 31,
     2008.

     Affordable Housing

     In this  Budget a new  investment  of $100  million  is being  provided  to rehabilitate  existing  social housing  units,  including  improving  their energy-efficiency.

     The  government  intends to expand  OSIFA loan  eligibility  to include key public-sector social housing providers.  They would be able to access up to
     $500 million in low-cost  loans to assist them in making  necessary  social housing infrastructure investments. The Province will also work with social housing experts to improve asset management in the sector.

     Progress is well underway on the Province's  plan to create more affordable housing options for families and individuals across Ontario. Under the 2005
     Canada-Ontario  Affordable Housing Program, the Province has committed $301 million to create new rental and  supportive  housing and to help  families and individuals with lower incomes purchase new homes.

     Water and Wastewater

     The new $450  million MIII is expected to provide  significant  funding for municipal water and wastewater projects.

     Last  year's  RIII  program  provided  $56 million in response to water and wastewater  project  applications.  The government,  along with its federal partner,  is investing nearly $380 million in water and wastewater  systems
     in  60   municipalities   through  the   Canada-Ontario   Municipal   Rural
     Infrastructure  Fund.  Infrastructure  Ontario's  OSIFA  loan  program  has committed  $1.1 billion to municipal  water and  wastewater  projects since
     2003.

     Partnerships for Municipal Financing

     Infrastructure  Ontario is  responsible  for  managing  the delivery of the
     Province's  Alternative  Financing and  Procurement  (AFP) projects and for
     administering   loans  to  municipalities   and  other   organizations  for
     infrastructure investments.

     In addition to the expansion of Infrastructure Ontario's OSIFA loan program to key public social housing providers, Local Services Boards and Ontario's not-for-profit public professional arts training institutions would also be eligible for loans.

     To date,  the OSIFA loan program has  committed  to  providing  almost $2.8 billion in low-cost,  long-term  financing to almost 200 municipalities and other public-sector  entities. Of the $1.6 billion advanced to date, nearly
     700 infrastructure  projects have been initiated to support priorities such as clean  water,  sewage  treatment,  waste  management,  road  and  bridge improvements,  teaching and learning facilities, and recreational and sport facilities.

Investing in Economic Infrastructure
--------------------------------------------------------------------------------------------------------------------------

     Windsor Border

     International   trade  is  integral  to  Ontario's  and  Canada's  economic
     prosperity.   The  government  is  committed  to  ensuring   efficient  and
     uninterrupted  trade  with the United  States  through  Ontario's  borders, gateways and trade corridors.

     The  government is working with federal and U.S.  partners on a strategy to develop  a  new  border  crossing  and  associated  infrastructure  at  the
     Windsor-Detroit  Gateway. This initiative,  the Detroit River International
     Crossing  Study,  is expected to provide  recommendations  in the spring of
     2008 on a new transportation system to provide safe, efficient,  secure and uninterrupted  movement of people and goods across the Canada-U.S.  border.
     This would  support  the local  economy of the  Windsor-Essex  region,  the provincial  and state  economies of Ontario and Michigan,  and the national economies of Canada and the United States.

     The  recommendations  are  expected to address the location and design of a new river crossing,  access road and customs plaza. The federal  government is leading the  development of the new river crossing and customs plaza and has  earmarked an initial $400 million  towards a commitment to fund 50 per cent of the total eligible capital costs of the access-road projects.

     As part of the  environmental  assessment  process,  the  work to  select a preferred  alternative  for the  access  road is about to  conclude.  It is anticipated that construction  will begin in 2009.  Ontario will fully fund its share of the costs of the final proposed road link between  Highway 401 and the new  border  crossing.  Sufficient  funds to cover the costs of the project  are  built  into the  government's  10-year  infrastructure  plan.
     Construction  on the project,  which is the most  important  infrastructure undertaking in Canada and the United States,  will also create thousands of jobs in Windsor. Further details will be announced in coming weeks.

     This project will include unprecedented  features to enhance the quality of life for people in the  Windsor-Essex  region while  ensuring  that traffic keeps moving.

     Highways

     This Budget  includes  new funding of $448 million over the next five years to  accelerate  projects  to  rehabilitate  bridges  that  are  part of the provincial  highway  network.  This  investment  is  expected  to result in improvements  to over 100 bridges in addition to those  expected as part of
     ReNew Ontario.

     Through the five-year ReNew Ontario  infrastructure plan, the government is investing  over $3.4 billion to improve the provincial  highway  network in southern  Ontario and $1.8  billion in northern  Ontario.  In 2008-09,  the government  will  invest  $927  million in the  Southern  Ontario  Highways
     Program and $557 million in the Northern Ontario Highways Program.

     A number of new projects to improve highway safety in northern  Ontario are also being added to ReNew Ontario.  Projects will proceed on key corridors, including  Highway  17 east  and  west of  Thunder  Bay;  the  Thunder  Bay
     Expressway; Highway 17 around North Bay; and Highway 11 north of North Bay.
     This work will result in the  addition of new passing  lanes,  intersection and curve  improvements,  illumination and variable message signs.  Another new project includes  capacity  improvements to Highway 17 near Arnprior in eastern Ontario to address growing traffic and enhance safety.

     The Province is making good  progress on its plan to complete the extension of Highway 407 eastward  from Brock Road in Pickering to Highway  35/115 in
     Clarington by 2013. Work related to the environmental  assessment  process, including route design, is underway.

Building Stronger Communities
--------------------------------------------------------------------------------------------------------------------------

     A High Quality of Life in Northern and Rural Regions Strong,  vibrant rural and northern  communities are important to Ontario's  economic  success and quality of life.  These  regions  have great  potential  to  contribute  to
     Ontario's innovative new economy, but they also face unique challenges that require a focused and coordinated  response.  That is why the government is working with  communities and  stakeholders to give them the  opportunities and tools they need to embark on a prosperous future.

     The 2007 Budget  announced the  appointment  of Dr. Robert  Rosehart as the
     Northwestern  Ontario  Economic  Facilitator  to work with local people and businesses  to  inspire  a new  generation  of growth  in the  region.  The government wishes to thank Dr. Rosehart for his hard work and looks forward to studying his report and recommendations.

     Building Opportunities in Northern Ontario

     In  addition to  investments  in  education  and health  care,  this Budget announces $508.7 million in strategic initiatives over four years to create opportunities  in northern  communities  and secure the  region's  place in
     Ontario's new economy. These initiatives include:

     o    $302 million over the next four years for new  investments in northern highways (see "Highways")

     o    increasing  funding to the Northern  Ontario Heritage Fund Corporation
          (NOHFC) by $10  million  per year from $60  million in 2007-08 to $100 million  in  2011-12.  The NOHFC  works with  northern  entrepreneurs, communities  and business  organizations  to support  vital  community infrastructure and economic  development projects that create jobs and enhance the quality of life in the north

     o    $30 million over four years to support  consultations via the Northern
          Table on sustainable land use planning and resource  management in the
          Far North, a vital carbon sink. A carbon sink, such as a forest,  is a reservoir  that can  absorb or  "sequester"  carbon  dioxide  from the atmosphere

     o    $25  million to support  the  creation  of a centre for  research  and innovation in the bio-economy focused on forestry in Thunder Bay

     o    $15 million over four years to support the  establishment  of a centre for invasive species management in Sault Ste. Marie

     o    $9.7  million to complete  funding of  Ontario's  commitment  of $14.7 million to develop a Molecular Medicine Research Centre in Thunder Bay

     o    $27 million over three years for a new Distance  Grant for students in rural and remote areas, to assist with travel costs.

     This Budget accelerates Business Education Tax (BET) rate cuts for northern businesses announced in the 2007 Budget.  Business Education Tax rates will be reduced more quickly in 85 northern municipalities, benefiting more than
     30,000 businesses of all sizes.  This will ensure that northern  businesses will benefit from the full BET  reduction by 2010,  four years earlier than originally  announced.  Northern  businesses  will  benefit  from total BET savings of more than $70 million over the next three years.

     The government is also working with First Nations and northern stakeholders on a Growth Plan for Northern Ontario. The plan will focus on achieving and sustaining  growth,  and creating  economic and lifestyle  opportunities to live, work and raise families in the north.

     Building Opportunities in Rural Ontario

     To further enhance  opportunities  for growth and support a high quality of life in Ontario's rural communities, this Budget announces:

     o    $30 million over four years to enhance broadband access in rural areas in southern Ontario,  leveraging broadband  infrastructure  investment from private-sector businesses and public partners to grow and improve
          access  to  public   services   such  as   e-learning,   e-health  and
          e-government

     o    $30 million  increase in funding over four years to the Rural Economic
          Development program (RED)

     o    $53 million  over the next three  years to add 50 more  Family  Health
          Teams by 2011-12, targeting rural and underserviced communities.

     Led by the Ministry of Economic Development and Trade, the government is also working with stakeholders to develop the Eastern Ontario Development
     Fund. Through this fund, the government will provide support for business investment and economic development in the region. In addition, rural communities will benefit from initiatives to support key sectors such as manufacturing, agriculture and forestry, and from Ontario's commitment to develop the bio-economy.

     On February 25, 2008, the government announced it will invest a further
     $150 million in the existing $300 million MIII. The MIII provides municipalities across Ontario, outside Toronto, with funding to build and repair roads, bridges and other public facilities.

     Rural  communities  will also benefit  from the new $400 million  Municipal
     Roads and Bridges Fund.

     These new initiatives build on existing investments in rural health care, education, infrastructure, support for key industries and new economic opportunities.

------------------------------------------------------------------------------------------------------------------------

ACHIEVEMENTS

•    $298  million  under  COMRIF  to help fund 280  infrastructure  projects, including an Asset Management  Program to help rural and small  communities improve their capacity to manage their infrastructure assets.

•    Investments  to help  rural and small  municipalities  provide  safe and reliable  local  infrastructure.  This includes $140 million under the RIII for critical projects identified by communities.

•    Funding  to 68 small and rural  hospitals  in 2006-07 to address  service gaps and  maintain  core  services  that  support  emergency  care in their communities as part of the October 2006 Emergency Department Action Plan.

•    $17 million in new annual  funding in the  2007-08  school year under the
     $63 million Supported  Schools  Allocation for teachers and operating costs in schools with low enrolment that are too far apart to consolidate.

•    The RED program,  which in 2007-08 approved $18.4 million for 50 projects
     in  three  priority  areas:   improved  access  to  health  care  services,
     revitalized communities and downtowns, and enhanced skills training.

•    The Rural  Connections  Program,  which invested $10 million to assist 18 southern  Ontario  rural  communities  to  implement  broadband  access  in
     2007-08.

•    The Rural  Summer  Jobs  Service,  which in 2007  helped  more than 3,800 students, aged 14 to 24, gain valuable experience and work skills.

------------------------------------------------------------------------------------------------------------------------

Partnering with Municipalities
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

PARTNERSHIPS WITH MUNICIPALITIES

The   government   has  entered  into   agreements   with  the   Association  of
Municipalities  of Ontario and the City of Toronto that  formalize the principle of consultation with the municipal sector.  These agreements commit the Province and municipalities to work together in a relationship of mutual respect, ongoing consultation and cooperation on matters of mutual interest.

Through  the  Provincial-Municipal  Fiscal  and  Service  Delivery  Review,  the
government is working with  municipalities to develop affordable and sustainable ways to fund and deliver services for Ontario's communities.

The  Review's  main  goal  is  to  create  a  sustainable   provincial-municipal
relationship where both levels of government can meet their responsibilities. It is focusing on:

•    affordability and fiscal sustainability for both levels of government
•    fairness for taxpayers
•    timely infrastructure investments
•    effective delivery of provincial and municipal services across Ontario
•    long-term  economic  development  and  prosperity  for  Ontario  and its communities.

The Review's consensus-based public report is expected in the spring of 2008.

----------------------------------------------------------------------------------------------------------------------------

     Investing in Municipalities

     [Chart 5, bar graph: Operating Support to Municipalities Is Increasing]

     The  government  has  made  historic   investments  in  municipalities  and
     municipal  partnerships.  This has meant  ongoing  and  increasing  funding support  for  municipal  operating  costs;  uploading  costs that  previous governments downloaded; and supporting municipal capital needs.

     Since 2003,  the  Province  has more than  doubled its support to municipal operating  budgets.  In 2008,  this  amounts  to $2.2  billion  in  ongoing operating support to municipalities.

     The Ontario Municipal  Partnership Fund (OMPF) assists  municipalities with their social  program  costs,  includes  equalization  measures,  addresses challenges  faced by  northern  and  rural  communities,  and  responds  to policing costs in rural communities.  It will transfer $870 million in 2008
     — 41 per cent or $252 million more than 2004 transfers  under the previous program.

     Two cents per litre of the  Provincial  Gas Tax has been made  available to municipalities  annually for public transit. In 2008, $314 million is being distributed  to transit  systems  that provide  service in 108  communities across the  province,  for a total of more than $1.6  billion by 2010 since the program began.

     The Province's share of public health funding increased from 50 per cent in
     2004 to 75 per cent in 2007.

     Since  2006,  the  government  has made an  additional  investment  in land ambulance  services of just over $300  million,  meeting the  commitment of moving to 50/50  funding of existing  levels of land  ambulance  service by
     2008.

     The Province is phasing out Greater Toronto Area (GTA) pooling,  which will eliminate a $200 million  burden from the  municipal  property tax bases of contributing GTA municipalities. Under this plan, the Province is uploading responsibility  for social  assistance and social  housing costs  currently funded under the program.

     In August 2007,  the Premier  announced an  unprecedented  upload of social program costs.  The government  uploaded the municipal share of the cost of the  Ontario  Drug  Benefit  (ODB)  program in January  2008 and will begin uploading the Ontario  Disability  Support  Program  (ODSP) in 2009. By the
     time it is fully  implemented in 2011, the upload will save  municipalities over $900 million a year.

     As a result of these investments,  by 2011 the Province will have increased ongoing annual operating  support to  municipalities to $2.8 billion —
     an increase of more than $1.7 billion, or 160 per cent, compared to 2003.

     ------------------------------------------------------------------------------------------------------------------------

     ACHIEVEMENTS

     The government's actions to support municipalities include:

     •    introducing a fairer, more responsive transfer payment program:  the
          OMPF
     •    providing $870 million in OMPF funding in 2008, a $252 million or 41 per cent increase over the funding provided in 2004
     •    providing  $314  million in gas tax funding in 2008,  for a total of more than $1.6 billion by 2010
     •    increasing the Provincial share of public health funding from 50 per cent in 2004 to 75 per cent in 2007
     •    providing  over $300 million in incremental  land ambulance  funding since 2006
     •    phasing out GTA pooling over seven years, starting in 2007
     •    saving municipalities over $900 million per year by 2011 through the uploading of ODB and ODSP costs
     •    cutting BET rates.

     --------------------------------------------------------------------------------------------------------------------------

     Cutting Business Education Tax Rates

     In the 2007 Budget, the government announced a $540 million cut to high BET rates over seven years —  lowering high BET rates to a target  maximum rate of 1.60 per cent.  Business  Education Tax reductions are key elements in the  government's  overall  strategy  to  enhance  Ontario's  investment climate.

     This initiative will also reduce the wide variation in BET rates across the province.  The  variation in rates  distorts  efficient  business  location decisions — placing many regions of Ontario at a disadvantage.

     This Budget  announces an  accelerated  plan for BET reductions in northern
     Ontario.   The   accelerated  BET  reductions  will  ensure  that  northern businesses  will  benefit from the full BET  reduction by 2010,  four years earlier than originally announced.

     Northern  businesses  are  defined  as  those  that lie  within  any of the following districts: Algoma, Cochrane, Kenora, Manitoulin, Nipissing, Parry
     Sound, Rainy River, Sudbury, Thunder Bay and Timiskaming.

     The accelerated BET reduction plan recognizes the unique  challenges  faced by northern businesses and responds to recent  recommendations  made by the
     Canadian  Federation of Independent  Business (CFIB) and others.  In future years,  consideration will be given to accelerating BET reductions in other parts of the province should the fiscal plan allow.

     Accelerating  BET  reductions  in northern  Ontario  will benefit more than
     30,000 businesses of all sizes in 85  municipalities.  Northern  businesses will  benefit from total BET savings of more than $70 million over the next three years.  The BET reductions will improve the  competitive  position of northern Ontario businesses,  create new jobs and strengthen the provincial economy overall.

Protecting and Improving Ontario's Natural Environment
--------------------------------------------------------------------------------------------------------------------------

     Since 2003, Ontario has become one of North America's leading jurisdictions in protecting its air, water, green space and wilderness. Ontarians want to enjoy a clean and safe environment,  explore nature,  breathe clean air and drink  clean  water.  Improving  Ontario's  environment  not only  improves
     Ontarians'  quality of life,  but also helps keep them healthy.  An updated
     regulatory   framework,   introduction  of  waste-diversion   programs  and
     development   of  green   technologies   are  key  elements  in  addressing
     environmental challenges and building sustainable communities.

     The government is making investments to protect Ontarians' health by taking action on toxic substances:

     o    Providing  $41 million over four years to support the  development  of toxics  legislation and a toxics reduction  strategy that will require companies  that emit toxic  substances to reduce their  emissions over time;  the  government  will work with  Cancer  Care  Ontario  and the
          Ontario Medical Association to identify,  target and reduce the number of cancer-causing agents released in the environment.  The Ministry of the  Environment  (MOE) will also work with the  Ministry  of Economic
          Development  and  Trade  (MEDT)  and  the  Ministry  of  Research  and
          Innovation   (MRI)  on  initiatives  and  strategies  to  support  the
          development and  installation  of new  technologies to reduce industry reliance on toxic chemicals.

     o    Allocating  over  $10  million  over  four  years  in  support  of the
          Province's plan to ban the use of non-essential pesticides, which will foster the development and sale of green  alternatives that are better for the environment and the health of Ontario families;  funding would also be used for education, outreach and compliance.

     o    Working with Waste Diversion  Ontario (WDO) to enhance household waste diversion by  introducing a new  Municipal  Hazardous or Special Waste
          (MHSW) program.  This program is expected to double the amount of MHSW diverted  from landfill or the  environment  over the next five years, providing  nearly $5  million  over four  years for  additional  waste inspectors to increase recycling compliance at industrial,  commercial and institutional facilities;  and almost $2 million over two years to remove 300,000 tires illegally  stored in Middlesex  County and review the inventory of scrap tires in the province.

     o    Providing  $56  million  over two years to  eliminate  polychlorinated biphenyl (PCB)  contaminated  soil stored in London.  An additional $7 million will be invested in 2008-09 to clean up other sites.

     This Budget  includes a series of initiatives  to improve the  government's
     ability  to  protect  Ontario's   environment  and  promote   environmental
     education:

     o    Allocating  nearly  $31  million  over the  next  four  years  for new inspection  resources and staff.  These new  resources  will be mainly
          allocated  to  increase   capacity  for  inspection  and  enforcement,
          including the government's lead action plan.

     o    A 14 per cent increase in spending for the Ministry of the Environment
          (MOE) in 2008-09.

     o    Providing more than $12 million over four years for  additional  staff at the  MOE,  and  over  $23  million  in  2007-08  in  capital  to 19
          Conservation   Authorities  for  technical   studies  to  support  the
          development of source  protection plans required under the Clean Water
          Act, 2006.

     o    Investing  over $10 million in 2008-09 to modernize  the MOE's lab and monitoring  equipment,  which  is  critical  for  water,  air and soil sampling. In addition, $7.3 million will be invested over two years to upgrade the Ministry's lab and monitoring facility in Toronto.

     o    Providing the Ministry of Natural Resources with funding totalling $27 million over four years to acquire  ecologically  sensitive  lands for conservation purposes.

     o    Providing  $20  million  over four years for an  environmental  public education and outreach strategy that will coordinate all environmental public education efforts under one roof. The strategy aims to increase participation  in  new  and  existing  environmental  initiatives  and encourage Ontarians to adopt greener behaviours.

     o    Allocating  $6.5 million over four years for new  resources to prepare teachers to teach the new environmental curriculum.

SECTION C     A BETTER FUTURE FOR FAMILIES: IMPROVING QUALITY OF LIFE

Overview
--------------------------------------------------------------------------------------------------------------------------

     The  government  is  committed  to  improving  the  quality of life for all
     Ontarians, particularly the most vulnerable citizens.

     The government's  early initiatives to help reduce poverty and assist other
     Ontarians in need include:

     o    $135  million  over three  years to  provide  better  dental  care for low-income families

     o    $32 million over three years for the Student Nutrition Program

     o    $385 million over three years for a new annual Textbook and Technology
          Grant  of $300 per  year at  maturity  for  full-time  university  and college students

     o    $27 million over three years for a new  Distance  Grant to assist with
          transportation   costs  for  students  from  rural  and  remote  areas
          attending college and university

     o    more than $13  million  over  four  years to  expand  the 211  Ontario
          system,  an  integrated   telephone  and  web-based  system  providing
          callers/users  with one-stop  information  about -- and referral to --
          local community,  social,  health and related government  programs and services province-wide

     o    $100  million in  one-time  funding  that may be used to  rehabilitate existing  social  housing,  including  energy-efficiency  improvements along with the opportunity for key public housing  providers to access
          $500 million in low-cost loans through Infrastructure  Ontario's OSIFA loan program

     o    $10 million over four years for an  asset-building  pilot  program for low-income Ontarians

     o    a two per cent  social  assistance  rate  increase  that  provides  an additional  $36  million  in  2008-09  and $87  million  in 2009-10 to
          Ontario Works and Ontario Disability Support Program (ODSP) recipients

     o    increasing the minimum wage from $6.85 per hour in 2003 to $8.75 as of
          March 31, 2008, rising to $10.25 by 2010

     o    $30  million in one-time  funding in 2007-08  for capital  projects to support  agencies  that provide  services to children  and  vulnerable populations.

     Other measures in this Budget to assist Ontarians include:

     o    approximately $1 billion over five years to provide a new property tax grant to senior homeowners with low and moderate incomes

     o    $16 million over four years to enhance Ontario  Property and Sales Tax
          Credits for senior couples.

     Poverty Reduction Strategy

     The government's  Cabinet  Committee on Poverty  Reduction,  chaired by the
     Honourable  Deb  Matthews,  Minister of Children and Youth  Services,  will focus on  expanding  opportunities  for those  living in  poverty.  It will develop a focused poverty reduction strategy with measures,  indicators and reasonable  targets by the end of 2008.  The Committee will review how best to  organize  and  align the  current  system of  supports  to ensure  more effective investment and more efficient administration. The government will work with communities and other  governments to expand  opportunity for all
     Ontarians  and reduce  poverty  over the long term.  Listed  below are some early initiatives.

Children and Youth
--------------------------------------------------------------------------------------------------------------------------

     Dental Care for Low-Income Families

     As  part  of  its  poverty  reduction  strategy,  the  government  will  be developing a plan to provide  dental  services to low-income  persons.  The government will invest $135 million over three years,  starting in 2008-09.
     The  intention  is to improve and enhance the  delivery of the  Children in
     Need of Treatment (CINOT) program,  which currently  provides urgent dental care services to children in  low-income  families from birth to Grade 8 or their fourteenth birthday,  whichever is later. In January 2009, CINOT will be  expanded  to  include  children  in  low-income  families  until  their eighteenth  birthday.  In addition,  the  government  will work with Public
     Health Units,  Community Health Centres,  dentists and dental hygienists to deliver prevention and treatment services for low-income Ontarians. Details on the program  will be  announced  in the near  future by the  Minister of
     Health and Long-Term Care, the Honourable George Smitherman.

     Student Nutrition Program

     The Student  Nutrition  Program supports local  organizations in delivering nutritious  meals and snacks to children and youth in schools and community settings.  It helps to alleviate the impacts of poverty by helping children to arrive in the classroom ready to learn. As part of its poverty reduction strategy,  the  government is proposing to invest an additional $32 million over three years in the program.  The  government  currently  provides $8.5 million annually,  supporting  almost 400,000 children.  The new investment will more than double annual funding for this program.

     Parenting and Family Literacy Centres

     The  government is increasing  the number of Parenting and Family  Literacy
     Centres in the province by 34 with an  additional  investment of $2 million in the 2008-09 school year, so that families from all  backgrounds can help their children arrive at school ready to learn.  These centres help prepare children for successful school entry.

     Making Education More Affordable

     The  government  understands  that a good  education  is a  foundation  for success and that for  students to succeed,  education  must be  affordable.
     That is why the  Province is  implementing  new  initiatives  in 2008-09 to reduce postsecondary education costs. It is announcing:

     o    $385 million over three years for a new annual Textbook and Technology
          Grant of $300 per full-time student when fully in place

     o    $27 million over three years for a new annual Distance Grant to assist with  transportation  costs for  students  from rural and remote areas attending college and university.

     For  further  details,  see  Section D: A Smarter  Ontario:  Excellence  in
     Publicly Funded Education.

Quality of Life
--------------------------------------------------------------------------------------------------------------------------

     Strengthening Ontarians' Access to Community Services through 211 Ontario

     This Budget  proposes to invest more than $13 million  over four years,  in cooperation  with  partners  such as the United  Way of  Ontario  and other partners, to make Ontario's 211 system province-wide  beginning in 2008-09.
     This expansion would constitute a major reform in the way Ontarians receive information about community-based services.

     211 Ontario is integrated  telephone and  internet-based  systems providing callers/users  with  one-stop  information  about,  and referrals to, local community social, health and related government programs and services.

     By dialing  2-1-1,  Ontarians  would be directly  connected  to a qualified information and referral specialist who can answer their community services inquiries.

     211Ontario.ca is a web-based directory that will allow the public to search for and access information online about  community-based  services in their area of the province.

     This  investment will enable more powerful  web-based  searching and better access  to  knowledgeable  community  services  referral  specialists.  211
     Ontario is  intended to  contribute  to the  overall  effectiveness  of the social  services  sector and have a lasting impact on Ontarians'  access to services.

---------------------------------------------------------------------------------------------------------------------

ONTARIO CHILD BENEFIT

The 2007 Budget announced the creation of the Ontario Child Benefit (OCB), a major reform in the way benefits are provided to all low-income families with children. The new OCB will help lower the welfare wall by removing children's benefits from the social assistance system. It will improve equity by ensuring that all families with similar incomes will receive the same OCB payment per child regardless of whether the parents are employed or receiving social assistance.

•    In July 2007,  Ontario  provided  eligible  families with a one-time down payment of up to $250 per child.
•    Starting in July 2008,  the OCB will be  delivered  monthly  through the personal  income tax system and will assist all  low-income  families  with children under age 18.
•    The OCB is being phased in over a five-year period,  increasing  annually until July 2011. At the same time, social assistance  benefits for children and the Ontario Child Care  Supplement for Working  Families (OCCS) will be replaced by the OCB.
•    Once the OCB is fully  implemented,  nearly  1.3  million  children  will receive  annual  OCB  payments  of up to $1,100 per  child.  Families  will receive an additional $2.1 billion cumulatively over the first five years.

---------------------------------------------------------------------------------------------------------------------
Maximum Annual Ontario Child Benefit Payment                                                                 Table 2
($ Per Child Per Benefit Year(1))
---------------------------------------------------------------------------------------------------------------------

                                                                      2008          2009          2010          2011
                                                                -----------------------------------------------------
Benefit Level                                                          600           805           900         1,100
---------------------------------------------------------------------------------------------------------------------
(1) Benefit year is from July 1 to June 30.
Source: Ontario Ministry of Finance.
---------------------------------------------------------------------------------------------------------------------

Low-Income Ontarians
--------------------------------------------------------------------------------------------------------------------------

     Investing in Social Housing

     In this Budget,  a further $100 million is being  provided that may be used to  rehabilitate  existing  social  housing,  including  energy  efficiency improvements.

     Key public  social  housing  providers  will be able to use this funding as well as access Infrastructure  Ontario's OSIFA loan program. The government intends to expand  OSIFA loan  eligibility  to  include  key  public-sector social housing  providers.  They would be able to access up to $500 million in  low-cost  loans to  assist  them in  making  necessary  social  housing infrastructure investments.

     Asset-Building Strategy for Low-Income Ontarians

     The  government  proposes to invest $10 million over four years to create a new pilot program to help low-income Ontarians build equity and save for an education or start a business.  Details of the program,  including specific goals  and  savings  targets,  will be  announced  later  this  year by the
     Minister  of  Community  and  Social  Services,  the  Honourable  Madeleine
     Meilleur.

     Increased Support for Social Assistance

     [Chart 6]

     To help social  assistance  recipients,  the  government  is  proposing  to increase the basic adult allowance and maximum shelter allowance by two per cent in 2008-09.  This would provide Ontario Works and ODSP recipients with an  additional  $36 million in income  support in 2008-09 and an additional
     $87 million in 2009-10.  Families  receiving  Temporary Care Assistance and
     Assistance  for Children with Severe  Disabilities  would also benefit from the increase, as would those living in long-term care homes who receive the comfort allowance.

     Municipalities  would not be required to  contribute  to the proposed  rate increase until January 2009.

     With the proposed increase, social assistance rates would have increased by a cumulative nine per cent since the government  first took office in 2003.
     Before this,  general  welfare  rates were reduced  substantially  in 1995, while  benefits  for people with  disabilities  were held  constant at 1993 levels.

     When the proposed  social  assistance  rate increase is implemented and the
     OCB is mature,  the total income of a single  parent with two children ages five and seven who is receiving  Ontario Works benefits would be $5,718 (34 per cent) higher than it was in 2003-04 (see Chart 6).

     Social assistance  encompasses Ontario Works, which provides income support and employment  assistance to people in temporary  financial  need, and the
     ODSP, which offers financial  assistance and employment supports for adults with long-term disabilities. Social assistance recipients also have most of their  prescription  drug costs  covered  through the Ontario  Drug Benefit
     (ODB) Program. For more information on these programs,  please refer to the
     Glossary.

Minimum Wage

--------------------------------------
Minimum-Wage Rates
--------------------------------------
March 31, 2008            $ 8.75
March 31, 2009            $ 9.50
March 31, 2010            $10.25
--------------------------------------

     The  government  is  raising  the  minimum  wage to  $10.25  by 2010,  with consecutive  annual  increases  of 75 cents on March 31, 2008 and  onwards.

     After a nine-year period during which the Ontario minimum wage was frozen, the government has increased it five times from $6.85 per hour in 2003 to
     $8.75 at March 31, 2008.

     Improving Facilities for Children and Vulnerable Ontarians

     The  government  is also  investing  $30  million in  one-time  funding for capital  projects to support  community  agencies that provide  services to children and vulnerable populations,  including families that require child
     care  services;   women  experiencing   abuse;  adults  and  children  with
     developmental  disabilities;   and  youth  with  emotional  or  behavioural
     problems.  These expansion and renovation  projects will help make critical upgrades  to these  facilities.  Examples  include  expansions  of Violence
     Against Women shelters and Children's  Treatment  Centres,  and upgrades to improve accessibility.

Seniors
--------------------------------------------------------------------------------------------------------------------------

Senior Homeowners' Property Tax Grants

---------------------------------------------------------------------------------
Property Tax Grant                                                       Table 3
---------------------------------------------------------------------------------
                                             2009           2010            2011
                                   ----------------------------------------------
Value of Grant                         Up to $250     Up to $500      Up to $500
Number of Seniors Benefiting              550,000        575,000         600,000
(Individuals and Couples)
Net Benefit to Seniors               $120 million   $245 million    $260 million
---------------------------------------------------------------------------------

The Province  proposes a new property tax grant of approximately $1 billion over five years for seniors with low and moderate incomes who own their own homes. In
2009, about 550,000 senior  homeowners would be able to obtain a new grant of up to $250.  The maximum  grant would be increased to $500 for 2010 and  subsequent years.

--------------------------------------------------------------------------------------------------------------------------

An eligible  senior  homeowner with up to $35,000 in annual income and $2,000 in property  taxes  would  receive  a  grant  of $250 in  2009  and  $500 in  2010, representing  25 per  cent of  2010  property  taxes.  He or she  would  also be entitled to property tax relief under the  existing  Ontario  Property and Sales
Tax Credits.

--------------------------------------------------------------------------------------------------------------------------

Ontario Property and Sales Tax Credits for Seniors

Under the provincial income tax system, low-income seniors who own or rent their homes may be eligible for assistance  through the Ontario Property and Sales Tax
Credits  program.  Since 2003, the government has made several  improvements  to these credits to ensure that they better reflect  circumstances  facing seniors.
In 2008, the government is proposing to enrich this program again,  by investing
$16  million  over four  years to  ensure  that  senior  couples  receiving  the guaranteed minimum level of income from governments  receive the full benefit of these credits.  For more details,  see Chapter III: Tax Support for Families and
Business.  In 2008,  nearly  735,000  senior  recipients  would  benefit from an estimated $107 million in enhancements since 2003.

--------------------------------------------------------------------------------------------------------------------

PROPERTY TAX — A FAIRER APPEAL SYSTEM

In a report issued on March 28, 2006,  Ontario's Ombudsman  recommended that the onus of proof on property assessment appeals be reversed so that when a property owner appeals an  assessment,  the  Municipal  Property  Assessment  Corporation
(MPAC) would be required to prove the accuracy of the assessment. The government agrees with the  Ombudsman  that this measure  would enhance the fairness of the appeal process. It intends to introduce legislation that, if passed, would place the onus on MPAC to prove the accuracy of property assessments that are appealed to the Assessment Review Board (ARB).

The government also intends to introduce legislation to implement changes to the assessment  appeal  system  announced in the 2007 Budget — changes  designed to create a more  streamlined and transparent  appeal system. A key proposed change would make the Request for Reconsideration  (RFR) program the first stage of the appeal process for property owners. The RFR, which is free of charge, encourages the sharing of  information  between MPAC and the property  owner,  and provides taxpayers with the  opportunity to resolve their concerns  directly with MPAC in an informal setting.

The  Ministry  of  Finance  is also  working  with MPAC and the ARB to  disclose valuation  information to taxpayers about their property  assessment in a timely way.  This will help property  owners  review the accuracy of their  assessment, decide  whether to engage in the RFR process,  and prepare for their  hearing if they decide to appeal to the ARB.

These measures are proposed to take effect for the 2009 taxation  year.  Details about the proposed new appeal  procedures and deadlines will be  communicated to property  owners in the coming months,  prior to the 2009  implementation  date.

--------------------------------------------------------------------------------------------------------------------

SECTION D     A SMARTER ONTARIO: EXCELLENCE IN PUBLICLY FUNDED EDUCATION

     Ontario's continued prosperity in a competitive global economy depends on a well-educated  and highly skilled  MITTED]  workforce.  A strong,  vibrant, publicly  funded  education  system  underpins a smarter,  more  successful
     Ontario.

     The government is investing in three core priority areas as outlined in its
     Reach Every Student plan to energize Ontario education:

     o    higher levels of student achievement
     o    reduced gaps in student achievement
     o    increased public confidence in publicly funded education.

     To reach every student and further  strengthen the public education system, this Budget increases funding to school boards:

     [Chart 7, pie chart: 2008-09 Program Expense]

     [Chart 8, bar graph:  Edcation Sector  Investment  (Includes School Boards'
     Net Expense and Ministry of Education Spending)]

     o    In the 2008-09 school year,  Grants for Student Needs (GSN) funding to school boards will rise to $18.8 billion,  an increase of $315 million since  last  year and $3.2  billion  or 20.3 per cent  since  2003-04, despite overall declining student enrolment.

     o    Average  per-student  funding will increase to an estimated  $9,821 in
          2008-09, up $1,901 or 24.0 per cent since 2003-04.

     The  government's  $6.2 billion  Reaching  Higher plan helps to ensure that postsecondary  education is accessible  and of high quality.  An additional
     $1.5  billion  over  three  years  under  the  Skills to Jobs  Action  Plan announced  in this  Budget  will  directly  support  further  postsecondary improvements  and  training  initiatives  to equip  workers with skills for higher-value jobs.

Higher Levels of Student Achievement
--------------------------------------------------------------------------------------------------------------------------

     Through substantial increases in funding and by partnering with schools and school boards,  the  government  has built a strong  foundation for student
     achievement.   The  Province's   education  plan  is  creating  a  learning
     environment in which all students of diverse  backgrounds  are welcomed and valued —  and where all students are better able to achieve their full potential.  Over the next four years,  this foundation will be strengthened through the following initiatives:

     [Chart 9, bar graph: Grants for Student Needs (School Year)]

     o    Further  improving  the school  funding  formula -- Grants for Student
          Needs  funding  in the  2008-09  school  year will  increase  to $18.8 billion,  a 20.3 per cent increase since 2003-04.  The formula will be
          reviewed  by  2010  to  ensure  that  it  supports  the   government's
          priorities of improved student achievement in all Ontario schools.

     o    Boosting child literacy by investing $10 million in the 2008-09 school year for about 160  additional  library staff and  additional  library resources.

     o    Investing  $3  million  in the  2008-09  school  year  in a  range  of coordinated initiatives to ensure that environmental education is part of every child's learning and that schools  incorporate  environmental awareness in planning their resource needs, operations and facilities.

     Literacy and Numeracy

     The  government  is  investing  an  additional  $8 million  in 2008-09  for programs to continue to improve  literacy and numeracy,  bringing the total annual  investment to $65 million.  The  government is committed to helping students improve their reading, writing and math skills so that 75 per cent of Grade 6 students  are  reaching  the  Provincial  standard  on  reading, writing and math assessments.

     Over the past four years,  test  scores in  reading,  writing and math have increased  significantly.  Grades 3 and 6 test results have increased by an average of nine percentage points from 2002-03 to 2006-07, the last year of testing:

     o    65 per  cent of  Grade  3  students  are at or  above  the  provincial standard — up from 54 per cent in 2002-03.

     o    61 per  cent of  Grade  6  students  are at or  above  the  provincial standard — up from 54 per cent in 2002-03.

     ------------------------------------------------------------------------------------------------------------------------
     ONTARIO STUDENTS EXCEL

     A recent international study gave Ontario's education system high marks for excellence:

     •    Ontario's Grade 4 students were among the highest-achieving  participants in an  international  assessment of reading skills — the 2006 Progress
          in  International   Reading  Literacy  Study  (PIRLS),   conducted  by  the
          International Association for the Evaluation of Educational Achievement. Of
          the 45 countries and provinces  participating in the  international  study, only the Russian  Federation and Hong Kong performed at a higher level than
          Ontario in overall reading achievement.

     ------------------------------------------------------------------------------------------------------------------------

     Graduation Rates

     [Chart 10, bar graph: High School Graduation Rates]

     A key  measure  of  student  achievement  is the  number  of  students  who graduate. The high school graduation rate is up from 68 per cent in 2003-04 to 75 per cent in 2006-07,  resulting  in 10,500 more  students  graduating every single year. The government  has set an 85 per cent  graduation  rate target by 2010-11.

     The government  will provide more than $16 million in 2007-08 to expand the successful  Pathways to Education program to increase the number of at-risk youth  finishing  high  school.  The  government  will also invest over $50 million more in the 2008-09  school year for programs to help more students graduate. These include co-op support, dual credits, specialist high skills majors and supports for chronically absent students.

     ------------------------------------------------------------------------------------------------------------------------

     HELPING STUDENTS GRADUATE

     The government's  Student Success Strategy helps students in Grades 7 to 12 tailor their education to their individual strengths,  goals and interests.
     Many  programs  have been  established  for students  pursuing  university, college, apprenticeships or the workplace after graduation.

     •    Specialist  High Skills Majors allow students to focus on a future career through a bundle of classroom  courses,  workplace  experiences  and sector certifications.
     •    Expansion of  Cooperative  Education  allows  students to count  hands-on learning towards two compulsory high school credits.
     •    E-Learning  provides  students with online courses and allows teachers to share resources across the province.
     •    Dual Credits count towards a student's  high school  diploma as well as a college certificate, diploma or apprenticeship certification.

     Support is also being provided to struggling  high school  students so they can get back on track to graduate.

     •    The  Elementary to Secondary  School  Transition  Program helps  students succeed in high school through customized timetables and other programs.
     •    Lighthouse  projects help students  refocus on graduation  through unique opportunities developed by local school boards.
     •    Student  Success  Teams  (composed  of the  principal,  student  success
          teacher,   guidance   counsellor,   special  education  teacher  and  other
          educators)  provide  extra  attention  in every high school to students who need it.

     ------------------------------------------------------------------------------------------------------------------------

Reduced Gaps in Student Achievement
--------------------------------------------------------------------------------------------------------------------------

     A core priority for the government is a quality  education for all students in publicly funded schools. Supporting conditions need to be established to reduce gaps in student performance.  Schools need specialized  resources to help each student realize his or her full potential. Special attention must be paid to students who are socio-economically  disadvantaged,  or who face particular cultural challenges or educational hurdles while at school.

     To help  every  child  succeed,  the  government  is  responding  with  the following initiatives:

     o    Investing  $10 million for English as a Second  Language  (ESL) in the
          2008-09  school  year.  Since 2003,  the  government  has enhanced ESL funding by $64 million, and plans to increase funding for this program to 18 per cent over 2007-08 funding levels by 2011-12.

     o    Investing $67 million in special  needs funding in the 2008-09  school year through the GSN.  This  investment  will  support the  continuing reform of special education,  enhance school boards' capacity to serve
          students   with  special   education   needs,   and  improve   student
          achievement.  The  government  will provide $24 million in  additional targeted  funding  outside the GSN to support  students  with  special needs.  This is in addition to enhanced  annual funding of $20 million beginning in 2008-09 for services  for children  with complex  special needs.

     o    Investing  an  additional  $32 million over three years in the Student
          Nutrition  Program.  The new  investment  will more than double annual funding for this program.

     o    Increasing the number of Parenting and Family Literacy  Centres in the province  by 34 with an  additional  investment  of $2  million in the
          2008-09  school year, so that families from all  backgrounds  can help their children start school ready to learn. These centres help prepare children for  successful  school entry by  supporting  early  positive
          connections   to  future   schools  and   building   home  and  school
          partnerships.

Increased Confidence in Publicly Funded Education
--------------------------------------------------------------------------------------------------------------------------

     Public  confidence is key to creating  communities  that value learning and are  committed  to  maintaining  and  improving  publicly  funded  schools.
     Ninety-five per cent of Ontario's students attend publicly funded schools.

     Students in smaller classes receive more attention and have greater success in the early  grades.  The  government  is  continuing  to work with school boards to consolidate the substantial  gains made in implementing  its plan to cap 90 per cent of primary classes in Ontario at 20 or fewer pupils.

     ------------------------------------------------------------------------------------------------------------------------

     PRIMARY CLASS SIZES

     Students in junior  kindergarten  to Grade 3 are receiving more  individual attention from their teachers. In primary classes:

     •    99.7 per cent now have 23 or fewer students this year compared to 64 per cent in 2003-04
     •    88.4 per cent now have 20 or fewer students this year compared to 31 per cent in 2003-04.

     --------------------------------------------------------------------------------------------------------------------------

     The  government is building on results  achieved to date and  strengthening schools and communities by doing the following:

     o    Supporting a $750 million investment,  beginning in the 2008-09 school year,  to build  new  schools  and  repair  school  facilities.  Since
          2005-06,  school  boards have used  government  funding under the Good
          Places to Learn  initiative to undertake over 10,600 renewal  projects to address  urgently  needed repairs in more than 2,500 schools across
          Ontario.

     o    Investing $10 million through the new Program Enhancement Grant in the
          2008-09 school year to help students receive a well-rounded  education through arts, music programs, physical education and outdoor education programs.

     o    Increasing  funding for the  Community  Use of Schools  program by $13
          million  in  the  2008-09   school  year  to  ensure  that  space  for
          after-school  activities  is affordable  for all Ontario  families and free in communities  that need it most. The government will double the existing $20 million funding for this program to more than $40 million in 2009-10.

     o    Making Ontario  schools  healthier by introducing  Bill 8, the Healthy
          Food for  Healthy  Schools  Act,  2007,  that  would,  if passed,  ban processed trans fats from food and beverages sold in school cafeterias and remove unhealthy foods and beverages from school vending machines.

     o    Ensuring a safe and positive learning environment.  The government has a comprehensive  strategy to help ensure that students have a safe and positive  school  environment  in which to learn and grow.  To support this strategy,  the government  will invest $57 million in the 2008-09 school year,  including $10 million in new funding for high schools in urban communities.

Helping More People Go On to Higher Education
--------------------------------------------------------------------------------------------------------------------------

     Under its $6.2 billion  Reaching  Higher plan,  the government has provided more  opportunities  and financial  assistance  and improved the quality of higher  education  for Ontario  students.  This is the  largest  multi-year investment in postsecondary education in 40 years.

     The Reaching  Higher plan has been a success for Ontario  students.  It has allowed record numbers to find opportunities in the province's colleges and universities — 93,000 more since 2002-03 — a 22 per cent increase.

     The  government's  employment and training  strategy,  Employment  Ontario, provides over $1 billion annually to help raise the skills of Ontarians.

     The government is  implementing  new initiatives in 2008-09 to increase the affordability of postsecondary  education.  The government will also expand the number of skilled workers in Ontario through more apprenticeships,  and help unemployed workers train for new careers under its $1.5 billion Skills to Jobs Action Plan.

     This  Budget  provides  funding to support  new or  enhanced  postsecondary education and training initiatives, including:

     o    $385 million over three years for a new annual Textbook and Technology
          Grant for full-time  university  and college  students,  starting with grants of $150 per  student  this  fall,  $225 in the fall of 2009 and
          $300 in subsequent years

     o    $27  million  over  three  years  for a new  Distance  Grant to assist postsecondary students from rural and remote areas with travel costs

     o    more than $7 million  over three  years for an  International  Ontario
          Strategy to attract postsecondary students from around the world

     o    more than $1 million  over three years for Global Edge, a program that
          facilitates   international   work  and  learning   opportunities  for
          enterprising postsecondary students

     o    $355  million  over three years for a Second  Career  Strategy to help
          20,000 unemployed workers obtain the skills for new careers

     o    $75 million over the next three years to further expand apprenticeship programs.

     For additional  information on these  postsecondary  education and training initiatives,  see  Section  A: A  Stronger  Ontario:  Building  Skills  and
     Creating Jobs.

SECTION E     A HEALTHIER ONTARIO: STRENGTHENING HEALTH CARE FOR THE FUTURE

Achieving Better Health
--------------------------------------------------------------------------------------------------------------------------

     [Chart 11, pie chart: 2008-09 Program Expense]

     The  government's  plan  for  achieving  better  health  is  about  keeping
     Ontarians  healthy,  providing  high quality care if they become sick,  and sustaining the public health care system for generations to come.

     Investments in public health care  contribute to Ontario's  advantages as a place to invest by lowering costs to business,  enhancing the  productivity of the  province's  workforce and supporting a high quality of life that is attractive to skilled workers.

     Since 2003, the government has taken significant steps to strengthen health care. In 2008-09,  the  government is investing  $11.1 billion more than in
     2003-04.

     [Chart 12, bar graph: Health Sector Investments]

     The  2008   Budget   builds   on  these   investments   through   four  key
     strategies:

     o    improving access to health care
     o    shortening wait times
     o    promoting health and preventing illness
     o    modernizing health infrastructure

     Spending in the health  sector is proposed to be $40.4  billion in 2008-09, rising to $42.4  billion  in 2009-10  and $44.7  billion  in  2010-11.  The government spends 46 cents of every program dollar on health.

Improving Access to Health Care

     The  government  is committed  to  improving  access to the care upon which families depend. Improving access is not only about investing more dollars.
     It is about creating a  patient-centred  approach in which care is provided by a team of health care  professionals  when and where  needed.  With this
     Budget, the government would improve access to health care by investing:

     o    $53 million  over the next three  years to add 50 more  Family  Health
          Teams by 2011-12,  targeting rural and underserviced  communities,  in addition to the ongoing implementation of 150 Family Health Teams

     o    $38    million    over   the   next   three   years   to   create   25
          nurse-practitioner-led clinics by 2011-12

     o    in addition to other investments, more than $500 million over the next three years towards hiring 9,000 nurses by 2011-12

          •    From this  investment,  2,000  nurses will be hired in  long-term care  homes  over the next  four  years,  building  on the  1,200 registered practical nurse positions announced in 2007

     o    $90 million in 2008-09 for the extension,  as announced in March 2008, of the Nursing Graduate Guarantee to provide every new Ontario nursing graduate with an opportunity for full-time employment.

     ------------------------------------------------------------------------------------------------------------------------

     IMPROVING ACCESS TO HEALTH PROFESSIONALS

     •    more than 500,000  people who did not have a family  doctor now have one
     •    hired over 8,000 nurses in Ontario between 2003 and 2008
     •    more than  doubled the number of training and  assessment  positions for international  medical graduates,  from 90 in 2002 to 200 per year since 2004.

     ------------------------------------------------------------------------------------------------------------------------

     [Chart  13, bar graph:  Medical  School  Expansion  in  Ontario,  Number of
     First-Year Undergraduate Medical School Spaces]

     These investments will build on existing  initiatives to improve access and to support other health professionals, including:

     o    opening the Northern  Ontario  School of Medicine  (NOSM) in September
          2005 — the first new medical  school in Canada in more than 30 years.
          First-year  medical school  enrolment in Ontario is being increased by
          23 per cent between  2003-04 and 2008-09 as a result of NOSM and other new medical  school  enrolment  expansions  including  four  satellite
          campuses  —   Kitchener-Waterloo,   Windsor,   St.   Catharines   and
          Mississauga

     o    increasing the number of undergraduate  enrolment spaces for midwives, from 60 to 90 spaces from 2007-08 to 2008-09

     o    $13 million in 2008-09 for  enhancements to the Northern Health Travel
          Grant to help northerners access health care services

     o    expanding  the total number of  enrolment  spaces from 150 to 200 over the next four years for nurse  practitioners  specializing  in primary health care.

     Improving Access to Health Care for Seniors

     This Budget would also improve access for seniors by investing:

     o    $107  million  over the next three  years to move  towards  2,500 more personal support workers for long-term care homes. These workers,  and the additional nurses referenced above, will significantly improve the amount and quality of care provided to long-term care residents

     o    $278  million  over the next three  years to address  various  program needs in  long-term  care homes,  in addition to the  investments  for nurses and personal  support  workers and the  commitment to redevelop
          35,000 older long-term care beds

     o    as  announced  in August  2007,  more than $700  million over the next three  years to  implement  the  Aging  at Home  Strategy  to  provide additional  community  services such as home care,  supportive housing and other community supports. Seniors and others who are eligible will receive care at home or move to assisted  living as required,  keeping them independent and healthier longer

     o    more than $100 million over the next three years to treat Ontario Drug
          Benefit program  recipients for neovascular (wet) age-related  macular degeneration (AMD) with Lucentis, a prescription medication.

     Shortening Wait Times

     With this Budget,  the  government is moving forward on expanding the scope of  Ontario's  Wait  Time  Strategy  to  include  wait  times in  emergency departments  and  general  surgeries.  Since  2004,  through  the Wait Time
     Strategy,  significant  investments  have been made to provide more medical procedures and reduce wait times.  The strategy began by targeting five key areas: cancer surgery,  selected cardiac procedures,  cataract surgery, hip
     and  knee  replacements,   and  magnetic  resonance  imaging  and  computed
     tomography (MRI/CT) scans. In last year's Budget, the strategy was expanded to include pediatric surgeries.

     The emergency  department is a vitally  important  component of the broader health  care  system.  It is the place we depend on in our most  vulnerable moments.  From a system perspective,  it is also a key indicator of how the system as a whole is functioning.  Waiting in an emergency department is an
     issue  that  requires  a  system-wide  solution.   With  this  Budget,  the
     government would provide system  improvements  that would address the issue of emergency-department wait times as well as continue to improve the other elements of the strategy, through the following investments:

     o    $180 million over the next three years to provide  incentives  to make continuous improvements in emergency-department wait times and patient satisfaction

     o    $64 million over the next three years to provide  approximately 12,400
          additional   general  surgeries   starting  in  2008-09,   growing  to
          approximately 30,000 additional surgeries in 2010-11

     o    $120  million  over the next three  years to help  hospitals  in areas experiencing high population growth to meet anticipated demand

     o    $190 million over the next three years to implement a Chronic  Disease
          Prevention and Management Strategy, starting with diabetes. Prevention of chronic  disease  and  improved  patient  care  should  help reduce emergency-department wait times

     o    $80  million  over the next three years to improve  mental  health and addiction services, including funding to increase treatment for eating disorder services and early intervention for psychosis. The government will be  developing  a  comprehensive  mental  health  and  addictions strategy

     o    $20 million to support  children with complex special needs,  bringing total  Provincial  spending on  children's  mental health to over $440 million annually

     o    $17  million  over the next three  years to fund the  operation  of an
          additional   five  MRI  machines.   This  investment  will  result  in
          approximately  21,900  additional  MRI  scans,  improving  access  and reducing wait times for diagnostic services in areas of high demand.

     ------------------------------------------------------------------------------------------------------------------------

     SHORTENING WAIT TIMES

     Wait times for various key procedures are down since 2005:

     •    Cataract surgeries: wait time down 191 days or 61 per cent
     •    Angiography: wait time down 26 days or 47 per cent
     •    Knee replacements: wait time down 196 days or 45 per cent
     •    CT scans: wait time down 32 days or 40 per cent
     •    Hip replacements: wait time down 129 days or 37 per cent
     •    Angioplasty: wait time down 9 days or 32 per cent
     •    Cancer surgeries: wait time down 12 days or 15 per cent
     •    MRI scans: wait time down 7 days or 6 per cent
     •    Pediatric  surgeries  (since 2006):  wait time down 14 days or 5 per cent

     --------------------------------------------------------------------------------------------------------------------------

     Promoting Health and Preventing  Illness

     The  government  continues  to focus on active and healthy  living,  health promotion and illness  prevention.  Over the long term,  these  investments should help manage health care costs.  With this Budget,  the government is planning to invest:

     o    $154  million  over the next  three  years to build on the  Province's cancer screening  program to increase early detection and treatment of breast, cervical and colorectal cancers. This will also cover the cost of the  Prostate-Specific  Antigen  (PSA)  test used to  diagnose  and
          monitor   treatment   of  prostate   cancer,   and  extend  the  human
          papillomavirus (HPV) vaccination program

     o    $10  million  annually in a childhood  obesity  strategy to  encourage children to eat healthy and be physically active

     o    $135  million  over  three  years to  provide  better  dental  care to low-income  families.  For details, see Section C: A Better Future for
          Families: Improving Quality of Life

     o    $32 million over three years in the Student Nutrition Program. The new investment will more than double annual funding for this program.

     The government is also:

     o    proposing legislation to ban smoking in cars carrying children

     o    implementing a complete ban on the display of tobacco  products by May
          31, 2008, as originally set out in the Smoke-Free Ontario Act

     o    proposing  a  permanent  Retail  Sales Tax  exemption  for  qualifying
          non-prescription   nicotine  replacement  therapies  to  help  Ontario
          smokers to quit

     o    proposing an extension of the temporary  Retail Sales Tax exemption to
          December  31,  2010,  for  bicycles  and related  safety  equipment to encourage Ontarians to stay healthy and be active in their daily lives

     o    making Ontario  schools  healthier by introducing  Bill 8, the Healthy
          Food For  Healthy  Schools  Act,  2007,  that  would,  if passed,  ban processed trans fats from food and beverages sold in school cafeterias and remove unhealthy foods and beverages from school vending machines

     o    naming the new office for the Ontario Agency for Health Protection and
          Promotion  the Sheela  Basrur  Centre after the former  Ontario  Chief
          Medical  Officer of Health and Medical  Officer of Health for the City
          of Toronto  during  the SARS  outbreak.  Dr.  Vivek Goel will head the agency.

     Modernizing Health Infrastructure

     As part of the ReNew  Ontario  plan,  the Province has committed to funding more than 100 major  hospital  projects  to expand and  upgrade  facilities across  the  province  and  to  invest  more  than  $5  billion  in  health infrastructure  with its partners by 2010.  These  projects will help renew
     Ontario's  public  infrastructure,  and will modernize  hospitals,  improve access to health care and reduce wait times.

     Several  major  hospital  projects are scheduled to start  construction  in
     2008-09,  representing a substantial investment once complete. In addition, the Province would:

     o    invest $14 million in 2007-08 for 10 residential  hospices  across the province to provide  end-of-life  care in a home-like  environment for patients who cannot be cared for at home

     o    contribute $9 million in 2007-08 to support the development of the new and  expanded  Toronto's  Ronald  McDonald  House,  which will provide support  and  accommodation  for  seriously  ill  children  and  their
          families   from  across   Ontario  who  must  travel  to  Toronto  for
          specialized medical treatment

     o    invest $47 million in 2008-09,  growing to $239 million in 2010-11, in
          e-health systems such as diagnostic imaging, drug and lab information, and a Diabetes  Registry,  which will help  people  with  diabetes  to actively  manage their disease in  conjunction  with their health care providers.

Details of Investments in the Health Sector
--------------------------------------------------------------------------------------------------------------------------

     [Chart 14, bar graph:  Cumulative  Change in  Health-Related  Revenues  and
     Expenses, 2003-04 to 2010-11]

     Since taking office,  the government  has made  strategic  investments  and achieved tangible results.  Investments in the health sector have increased from  $29.4  billion  in 2003-04  to a planned  $40.4  billion in  2008-09.
     Investments  in  health  care are  projected  to rise to $42.4  billion  in
     2009-10 and to $44.7 billion in 2010-11.  The  introduction  of the Ontario
     Health  Premium  (OHP) has  helped to ensure  the  government's  ability to improve  health  services.  Every penny of the OHP goes  towards  improving
     Ontario's health care system. In 2008-09, revenue from the OHP is projected to generate $2.8 billion,  representing  6.9 per cent of total expenses for the Ministries of Health and Long-Term Care and Health Promotion.

---------------------------------------------------------------------------------------------------------------------
Investments in the Health Sector                                                                             Table 4
($ Billions, Change from 2003-04 to 2008-09)
---------------------------------------------------------------------------------------------------------------------
Hospitals — increase in payments for direct hospital activities                                                  3.5
OHIP Services — primarily to fund services provided by physicians and other health care practitioners            2.8
Ontario Drug Programs — to support Ontario drug programs including the Ontario Drug Benefit program              1.2
Long-Term Care Homes — to enhance the quality of care provided to about 76,000 residents of long-term            1.1
   care homes and increase long-term care capacity
Community Services — to expand home care, community support services and supportive housing                      0.8
Public Health including Health Promotion — primarily to increase funding for public health programs              0.6
   including those delivered by public health units and immunizations
Other — including Cancer Care Ontario, mental health, emergency health services and other programs               1.2
---------------------------------------------------------------------------------------------------------------------
Total Increase in Funding                                                                                       11.1
---------------------------------------------------------------------------------------------------------------------
Notes: Figures reflect major transfer payments in the Ontario Ministries of Health and Long-Term Care and Health
Promotion; these figures do not reflect the structure published in the Estimates. Figures may not add due to rounding.
Sources: Ontario Ministries of Health and Long-Term Care and Finance.
---------------------------------------------------------------------------------------------------------------------

SECTION F     NEED FOR A STRONG FEDERAL PARTNER
              TO SUPPORT ONTARIO WORKERS AND INDUSTRIES

Overview
--------------------------------------------------------------------------------------------------------------------------

     The Ontario Government has been working with the federal government to help
     Ontario  workers and industries  take  advantage of economic  opportunities while meeting the challenges of the global marketplace.

     Ontario  has made  significant  progress  with the  federal  government  in concluding a tax  collection  agreement  to provide the business  community with the  benefits  of a single  corporate  tax  administration.  Under the single tax  administration,  the Canada  Revenue  Agency  will  collect and administer  Ontario  corporate  taxes.  Federal  administration  will  save
     Ontario  businesses up to $100 million each year in compliance costs and an additional $90 million a year in Ontario Corporate Income Tax.

     In its 2007 budget, the federal government  committed $500 million annually from 2008-09 to 2013-14 for Labour  Market  Agreements  (LMAs) to be signed with provinces and territories. Ontario has recently signed an LMA with the federal  government  that will provide the  Province  with $195 million per year.  Funding  from this  agreement  will  contribute  to new and enhanced programs under the Skills to Jobs Action Plan announced in this Budget,  as well as Employment Ontario.

     In its 2008 budget, the federal government  provided  additional funding to
     Ontario  to  support   provincial   priorities,   including  the  Community
     Development  Trust to  support  communities  in  transition  and the Public
     Transit Capital Trust to invest in public transit projects.

     Ontario  and  the  federal  government  should  continue  building  on this progress and commit to addressing  current and future  economic  challenges facing the Province.

     Ontario will continue pressing the federal government to:

     o    help Ontario workers,  who are  disadvantaged by the current design of the Employment Insurance (EI) program

     o    help Ontario manufacturers facing the multiple challenges of a slowing
          U.S.  economy,  high oil prices,  a strong  Canadian dollar and rising competition from rapidly emerging economies

     o    help Ontario  municipalities  by providing more long-term  sustainable funding  and  providing  additional  financial  support  for  critical investments in infrastructure and public transit

     o    provide a fair share of federal  funding to support  the  delivery  of quality public services important to Ontarians.

Helping Ontario Workers
--------------------------------------------------------------------------------------------------------------------------

     Employment Insurance Unfair to Ontarians

     Ontario's  unemployed workers continue to be disadvantaged by the design of the EI  program.  The  program is  especially  ineffective  in meeting  the earnings-replacement  needs of laid-off workers in manufacturing  and other sectors that are currently undergoing transition.

     [Chart 15, bar graph: Low EI Coverage for Ontarians]

     Employment  Insurance total regular  benefits(1)  per unemployed  person in
     Ontario  are the  lowest of any  province.  Only 30 per cent of  unemployed persons  in the  province  received  EI  total  regular  benefits  in 2007, compared with an average of 58 per cent in other  provinces.  Average total regular benefits per unemployed person in 2007 were about $5,120 in Ontario and $9,750 in other provinces — a difference of approximately $2.1 billion in total.

     Ontario's  workers  and  employers  contributed  nearly  40 per  cent of EI premiums,  but received only 27 per cent of total regular benefits in 2007.
     Ineffective management of the EI Account has led to a cumulative EI surplus of $54 billion in 2006-07, which is largely due to the excess contributions of Ontarians.

     In its 2008 budget, the federal government  announced that it will create a new, independent Crown corporation to manage the EI Account. The EI Account will be funded  with a reserve of $2  billion,  which is  insignificant  in comparison to the $54 billion  accumulated  surplus that previously accrued to the federal government.

-----------------------------

(1)  Employment Insurance total regular benefits include regular,  training, job creation and  self-employment  assistance  benefits  provided  under the EI income benefit program (EI Part I). EI regular benefits  provide  temporary earnings replacement to individuals who lose their jobs through no fault of their own (e.g.,  due to shortage of work, or seasonal or mass layoffs) and who are available for and able to work, but cannot find employment.

     Employment  Insurance  Part II, the  training  and  labour-market  supports component  of the EI  program,  also fails to meet the needs of  unemployed workers  in  Ontario.  Ontarians  account  for  42  per  cent  of  Canada's unemployed population, but receive only 27 per cent of the national funding allocation for EI Part II. In 2007-08,  the federal allocation for training through the EI program was only  $1,177 per  unemployed  person in Ontario, compared with $2,241 per  unemployed  person in the rest of Canada.  If the federal  government  had made  available  $2,241 of  training  support  per unemployed person in Ontario, then unemployed Ontarians would have received
     $478 million more in training and labour-market supports.

     These  shortcomings of EI Parts I and II present  significant  obstacles to
     attaining   the   Province's   goals   of   increased    economic   growth,
     competitiveness  and  prosperity.  The  design  of the EI  program  is also inconsistent  with the  principles  of the federal  government's  long-term economic plan to improve prosperity in Canada.

     Additional Supports Needed for Ontario Workers

     The federal  government should also provide targeted resources for training and other employment supports that supplement the EI program.

     The federal government is to provide Ontario with $119 million annually for each of three years through the Community  Development Trust.  Ontario will
     use  these  funds  for  programs  to  support  improved   productivity  and
     competitiveness,  technology  development,  and  training  in  agriculture, forestry and manufacturing  (including the auto-parts sector).  Initiatives will include new skills training centres to provide up-to-date training for
     Ontario's  unemployed  workers who require skills upgrading.  However,  the federal  contribution to these initiatives should be increased and extended beyond three years.

     While  federal   funding   under  the  LMA  addresses  in  part   Ontario's
     long-standing concerns about inequitable  treatment,  it does not eliminate the historic  underfunding of labour-market  training in Ontario through EI
     Part II and the related Labour Market Development Agreement (LMDA).

     The federal government should also significantly enhance the Working Income
     Tax  Benefit  (WITB) by  increasing  the amount and  income  threshold  and
     reducing  the  phase-out  rate  to  provide  more   assistance  to  working
     individuals and families.

Supporting Ontario Manufacturers
--------------------------------------------------------------------------------------------------------------------------

     The manufacturing  sector is important to Ontario's — and indeed North
     America's  —  economy.  However,  employment  in the sector is falling across the continent.

     For its part, the Ontario  Government is taking  significant  and immediate steps  within its means to support  manufacturers  (see  Chapter  III:  Tax
     Support  for  Families  and  Business  for more  information).  The federal government's  efforts to date —  reducing  Corporate Income Tax rates, extending an  accelerated  capital cost  allowance  for  manufacturing  and processing (M&P) machinery and equipment  investments made before 2012, and establishing the Community Development Trust — will help. However, the federal  government  must  work  in  partnership.  Both  Ontario's  general corporate  tax  rate  of  14  per  cent  and  the  12  per  cent  rate  for manufacturers  are lower today than the 15 per cent corporate tax rate that the federal government will achieve once its recently  announced  Corporate
     Income Tax  reductions  are fully  implemented  in 2012.  Furthermore,  the five-year,  $250 million  Automotive  Innovation Fund announced in the 2008 federal  budget does not recognize  the  magnitude of Ontario's  automotive sector,  which contributed $24.4 billion in gross domestic product (GDP) in
     2006.

     Ontario  is  looking  to  Ottawa  to match the  strategic  investments  the
     Province  is making and to  undertake  tax  measures  to  support  business investment:

     o    Extending the 50 per cent straight-line capital cost allowance for M&P machinery and equipment  investments  made before 2014. A 2004 federal
          Department of Finance study  concluded  that  increasing  capital cost allowances  ranks ahead of reducing  sales tax on capital goods and is many  times  more  effective  than  Corporate  Income Tax rate cuts in supporting business investment. The Province is calling on the federal government to extend this more valuable writeoff to 2014.

     o    Extending  the federal 10 per cent Atlantic  Investment  Tax Credit to all  manufacturing  activity across Canada to encourage new investment and to help  level the  playing  field  for  businesses  operating  in
          Canada.

     o    Matching Ontario's proposed 10-year corporate income tax exemption for the  commercialization of intellectual  property developed by Canadian universities,  colleges or  research  institutes.  This would  support research and innovation.

     As stated  earlier,  Ontario  is working  with the  federal  government  to conclude a corporate tax collection  agreement.  However, in discussions to finalize the Agreement,  the federal government has proposed a schedule for federal payments to Ontario that would cost the Province $80 million a year on average in higher debt  interest  charges.  A fair payment  schedule for
     Ontario  would  also apply to the other  provinces  that  participate  in a corporate tax collection  agreement  with the federal  government and would provide these provinces with a fiscal benefit totalling about $20 million a year.

Supporting Ontario's Infrastructure
--------------------------------------------------------------------------------------------------------------------------

     The  federal   government   must   partner   with   Ontario  to  invest  in
     infrastructure  projects that support  economic growth in its  communities, such as MoveOntario2020, the Windsor border, the Ontario-Quebec Continental
     Gateway  and Trade  Corridor,  and  infrastructure  in rural  and  northern
     Ontario.

     Ontario is addressing the Province's  infrastructure needs and is committed to a  long-term  infrastructure  plan (see  Section A: A Stronger  Ontario:
     Building  Skills and  Creating  Jobs and Section B:  Stronger  Communities:
     Investing  in  Municipal  Infrastructure  and  Communities).  The  proposed
     Investing in Ontario Act would  ensure that surplus  funds would be used to help  municipalities  address their  infrastructure  priorities  and reduce
     Provincial debt,  rather than directing  better-than-expected  surpluses to debt repayment alone.

     Unfortunately,  there has been a shortfall in federal funding for Ontario's physical  infrastructure  needs.  Ontario's  $3.1 billion  share over seven years of the federal Building Canada Fund for infrastructure,  announced in the 2007 federal budget,  is not enough to meet its current  infrastructure needs.  The federal  government's  allocation  of the Building  Canada Plan among the provinces shortchanges Ontario by $970 million.

     The Province will work with the federal  government towards positive fiscal arrangements  to  help  address  Ontario's  infrastructure  deficit.  As  a starting  point,  the  government  will  seek a fair  share of all  federal funding programs.  The government will also seek an understanding  with the federal  government  on the  necessity  of a high level of  flexibility  in future federal  cost-share  arrangements  to accommodate  fiscal  pressures faced by the Province and some Ontario municipalities.

     Ontario  is  also  concerned  about  delays  in  federal  contributions  to infrastructure projects. One example is the delay in federal funding of the
     Toronto-York  subway  extension.  Despite  the federal  commitment  of $697 million in March 2007,  no federal  funds have flowed to the  project.  The federal  government  has also been slow to commit to the  MoveOntario  2020 initiative.  The federal government has been asked to participate by paying at least 35 per cent of  construction  costs over the life of the  project, for a total of $6 billion. Ontario has already committed $11.5 billion.

     The 2008 federal  budget  announced a Public Transit  Capital Trust,  which will provide  Ontario with $97 million each year for two years.  This trust will be  used in part to  invest  in the  MoveOntario  2020  initiative  to enhance GO train service east of Oshawa.

     The Province continues to call on the federal government to do its part for
     Ontario's  municipalities by providing them with $1.9 billion in additional annual funding for infrastructure and public transit.

A Fair Share of Federal Funding
--------------------------------------------------------------------------------------------------------------------------

     [Chart 16, bar graph:  Ontarians  Do Not Receive Fair  Treatment  Ontario's
     Per-Capita Funding Compared to the Rest of Canada]

     No provincial government can support a properly funded health system alone.
     The federal government plays a crucial role in funding health care costs.

     The 2007 federal budget confirmed that the Canada Health Transfer (CHT)
     will not be placed on an equal per-capita cash basis until 2014. This delay in implementation will cost Ontarians $773 million in 2008-09 alone.
     Accordingly, Ontario calls on the federal government to put the CHT on an equal per-capita basis immediately.

     With the financial support of the federal government, Ontario has committed to reducing wait times for access to health care for key services. In
     September 2004, the federal government established the Wait Times Reduction
     Fund to help provinces and territories in their diverse strategies to reduce wait times. This federal funding, however, will fall dramatically over the next few years, while the Provincial commitment to this initiative will continue. In 2007-08, Ontario received $468 million in federal funding through the Wait Times Reduction Fund, but will receive less than $235 million in 2008-09 and less than $98 million in 2009-10.

     Like the Wait Times Reduction Fund, the federal government committed time-limited funding to several other Provincial priorities, including postsecondary education infrastructure, affordable housing and the environment. The Province's ongoing commitments in these areas will not end when the federal transfers do.

     Accordingly, for these projects to achieve long-term success, the federal government must maintain current funding levels and extend funding to meet
     Ontario's ongoing requirements. Ontario is confident that the federal government will maintain its commitments in these areas and will extend existing programs or replace them with new ones that provide ongoing funding.

     Similarly, while the federal government has allocated $31 million for each of five years for Ontario through the Police Officers Recruitment Fund, this funding is time limited and enough to pay only a fraction of the cost of Ontario's fair share of the 2,500 officers committed nationally. Since
     2003, the Ontario Government has hired or financially supported the hiring of more than 1,200 police officers.